Exhibit 2

          DATED                                                 1998
          ----------------------------------------------------------

                         The Persons named in Schedule 1

                                     - and -

                       DISPATCH MANAGEMENT SERVICES CORP.

                           --------------------------

                                    AGREEMENT

                            for the sale and purchase
                       of the entire issued share capital

                                     - of -

                         DELTA AIR & ROAD TRANSPORT PLC

                           --------------------------

INDEX
-----

                                                                          Page

PARTIES....................................................................  1

RECITALS...................................................................  1

1.    INTERPRETATION.......................................................  1

2.    SALE AND PURCHASE OF SHARES..........................................  6

3.    TITLE AND CAPACITY...................................................  7

4.    CONSIDERATION........................................................  7

5.    WARRANTIES...........................................................  8

6.    INDEMNITIES..........................................................  9

7.    COMPLETION........................................................... 10

8.    RELEASE OF GUARANTEES AND INDEMNITIES................................ 10

9.    COMPLETION ACCOUNTS BOOK DEBTS....................................... 11

10.   NON-COMPETITION...................................................... 12

11.   COSTS................................................................ 15

12.   FURTHER ASSURANCE.................................................... 15

13.   NOTICES.............................................................. 16

14.   GOVERNING LAW AND JURISDICTION....................................... 17

15.   PUBLICITY............................................................ 17

16.   GENERAL.............................................................. 17

17.   TIME OF THE ESSENCE.................................................. 18

18.   COMPETITION LAW...................................................... 18

SCHEDULE 1................................................................. 20


                                       (v)

      DETAILS OF VENDORS' SHARES AND CONSIDERATION......................... 20

SCHEDULE 2................................................................. 21
      BRIEF DETAILS OF THE COMPANY......................................... 21

SCHEDULE 3................................................................. 22
      BRIEF DETAILS OF DORMANT SUBSIDIARY.................................. 22

SCHEDULE 4................................................................. 23
      BRIEF DETAILS OF THE PROPERTIES...................................... 23

SCHEDULE 5................................................................. 32
      TAX DEED............................................................. 32

SCHEDULE 6................................................................. 46
      WARRANTIES........................................................... 46

SCHEDULE 7................................................................. 81
      LIMITATIONS ON CLAIMS................................................ 81

SCHEDULE 8................................................................. 87
      INDEMNITIES.......................................................... 87

SCHEDULE 9................................................................. 89
      ITEMS FOR DELIVERY BY THE VENDORS AT COMPLETION...................... 89

SCHEDULE 10................................................................ 91
      COMPLETION ACCOUNTS.................................................. 91

SCHEDULE 11................................................................ 94
      ADDITIONAL CONSIDERATION............................................. 94

SCHEDULE 12................................................................ 98
      THE RE-ORGANISATION.................................................. 98


                                      (vi)

THIS AGREEMENT is made                                 1998

PARTIES:-

1.    THE PERSONS WHOSE NAMES AND ADDRESSES APPEAR IN THE COLUMNS (1) AND (2) OF
      SCHEDULE 1 (together the "Vendors");

2. DISPATCH MANAGEMENT SERVICES CORP. a corporation incorporated in Delaware, USA and whose office is situate at 65 West 36th Street, New York, New York 10018 (the "Purchaser" which expression shall, where the context so admits, include its successors and permitted assigns)

RECITALS

(A) The Vendors are legally and beneficially entitled to the Shares in the numbers set out in column (3) of Schedule 1 and have the right to sell the same free from all liens, charges and encumbrances.

(B) The Vendors have agreed with the Purchaser to sell to it the Shares on the terms of this Agreement.

OPERATIVE PROVISIONS

1. INTERPRETATION

1.1 In this Agreement and in its Schedules (unless the context otherwise requires) the following words and expressions shall have the following meanings:-

      Definition                   Meaning

      the "Accounting Date"        31 March 1997

      "Agreed Form"                in relation to any document, the draft of
                                   that document which has been initialled by the Vendors' Solicitors and the Purchaser's
                                   Solicitors by way of identification

      "A Shares"                   A Ordinary Shares of 10p each in the Company
      the "Audited Accounts"       the consolidated audited accounts of the
                                   Target Group for the accounting reference period ended on the Accounting Date (a copy of which has been included in the Disclosure
                                   Bundle) comprising, inter alia, a
                                   consolidated balance sheet, profit and loss account, notes, auditors' and directors' reports and a cash flow statement

      "Business Day"               a day, not being a Saturday or Sunday, on
                                   which banks are generally open for business in the City of London

      "B Shares"                   B Ordinary Shares of 10p each in the Company

      "CAA 1990"                   The Capital Allowances Act 1990

      the "Companies Acts"         the Companies Acts 1985 and 1989, the
                                   Companies Consolidation (Consequential
                                   Provisions) Act 1985, the Financial Services
                                   Act 1986 and Part V of the Criminal Justice
                                   Act 1993

      the "Company"                Delta Air & Road Transport PLC brief details
                                   of which appear in Schedule 2

      the "Completion Accounts"    the consolidated balance sheet of the Target
                                   Group as at the Completion Date prepared in accordance with the provisions of Schedule 10

      the "Completion Date"        the date of actual completion of the matters
                                   provided for in sub-clause 7.1 and Schedule 9 and "Completion" shall be construed accordingly

      "Consideration"              the purchase price for the Shares as detailed
                                   in clause 4

      "C Shares"                   C Ordinary Shares of 1p each in the Company

      the "Disclosure Letter"      the letter (including the Disclosure
                                   Schedule) dated with today's date delivered immediately before the execution of this Agreement and addressed by the Vendors to the Purchaser disclosing various matters relating to the Warranties

      the "Disclosure Bundle"      the bundle of documents annexed to the
                                   Disclosure Letter

      "Divisional Directors"       Roy Harris, David Reid and Tim Clarke all
                                   being employees of the Company

      "Divisional Director         the aggregate sum of (pound)1,488,300 (one
       Payments"                   million four hundred and eighty eight
                                   thousand three hundred pounds) consisting of bonus payments to the Divisional Directors in the aggregate sum of (pound)1,353,000 (one million three hundred and fifty three thousand pounds) and National Insurance
                                   Contributions in the aggregate sum of
                                   (pound)135,300 (one hundred and thirty five thousand three hundred pounds) in respect of such remuneration

      the "DMS Group"              the Purchaser and its subsidiaries and "DMS
                                   Group Company" shall mean any of them

      the "Dormant Subsidiary"     Leondos Investments Limited being the dormant
                                   subsidiary of the Company brief details of each of which appear in Schedule 3

      "Encumbrance"                any mortgage, charge (whether fixed or
                                   floating), pledge, lien, option, right of pre-emption, right of retention of title or negative pledge, or any other form of security interest third party right or encumbrance (whether monetary or not) or any obligation (including any conditional obligation) to create any of the same except for the liens arising by operation of law in the ordinary course of business

      "EPA 1990"                   the Environmental Protection Act 1990

      "Environmental Legislation"  all national or local statutes, codes, or other laws or legislation related to
                                   pollution or protection of the environment in force at the date of this Agreement

      "ICTA 1988"                  The Income and Corporation Taxes Act 1988

      "IHTA 1984"                  The Inheritance Tax Act 1984

      the "Indemnities"            the indemnities in clause 6 and Schedule 8

      "Intellectual Property       all, trade marks and service marks used by
      Rights"                      the Company in its business
      the "Leases"                 the leases, licences and rights of occupation
                                   of the Company whether by agreement for
                                   lease, licence or otherwise relating to the Properties

      the "Legal Opinion"          the legal opinion in Agreed Form relating to
                                   the Purchaser

      "Management Accounts"        the unaudited management accounts of the
                                   Target Group for the nine months ended 31
                                   December 1997 a copy of which has been
                                   included in the Disclosure Bundle

      "Material Properties"        those Properties indicated as such with an
                                   asterisk in Schedule 4 and "Material
                                   Property" shall mean any of them

      "Net Assets"                 the consolidated total assets less total
                                   liabilities of the Target Group determined on the basis set out in the Completion Accounts

      the "Properties"             the leasehold properties licences and/or
                                   rights of occupation by agreement for lease licence (written or unwritten) or otherwise
                                   (but excluding any licences relating purely to aerials or base stations in or on the properties of third parties) brief details of which appear in Schedule 4 and "Property" shall mean any of them or any part or parts thereof where the context so admits

      the "Purchaser's             Price Waterhouse of 1 London Bridge, London
      Accountants"                 SE1

      the "Purchaser's             Paisner & Co of Bouverie House, 154 Fleet
      Solicitors"                  Street, London EC4A 2DQ

      the "Re-organisation"        the matters and events detailed in Schedule
                                   12

      the "Revenue"                all fiscal authorities (national, municipal
                                   or local) whether of the United Kingdom or elsewhere

      the "Shares"                 390,871 A Shares and 386,899 B Shares and
                                   773,798 C Shares being the entire issued share capital of the Company details of which appear in column (3) of Schedule 1

      the "Second Tranche"         as defined in Schedule 11
      the "Third Tranche"          as defined in Schedule 11

      the "Target Group"           the Company and the Dormant Subsidiary

      "Taxation" or "Tax"          any form of taxation, duty, stamp duty, levy,
                                   impost, charge, national insurance or other similar contribution, or rates, whether created or imposed by any governmental, country, state, federal, local, municipal or other body, and whether in the United Kingdom or elsewhere (including, without limitation, any payment which the Company may be or become bound to make or obliged to account for to any person in respect of Taxation) and also including any related penalty, interest, fine or surcharge

      the "Tax Deed"               the Tax deed of covenant set out in Schedule
                                   5

      "TCGA 1992"                  The Taxation of Chargeable Gains Act 1992

      "VAT"                        Value Added Tax

      "VATA 1994"                  The Value Added Tax Act 1994

      the "Vendors' Accountants"   Blick Rothenberg of 12 York Gate, London NW1
                                   4QS

      the "Vendors' Solicitors"    Pritchard Englefield of 14 New Street London
                                   EC2M 4TR

      the "Warranties"             the warranties given by the Vendors in clause
                                   5.1 and Schedule 6

      the "Working Capital"        current assets less all liabilities (in each
                                   case calculated on the same basis as that in the Audited Accounts) determined on the basis set out in the Completion Accounts.

1.2 References to "Parties" means the parties to this Agreement and "Party" means any one of them and shall include that person's permitted assigns, transferees or successors in title.

1.3 Reference to any payment being made on "an after - Tax basis" means that the amount so payable shall be grossed up by such amount as will ensure that after deduction of any

      Taxation there shall be left in the hands of the relevant payee a sum equal to the amount which would otherwise have been payable.

1.4 References in the Warranties to a person's knowledge, information, belief or awareness or similar expression are deemed to refer only to the actual knowledge information, belief or awareness of such person.

1.5 All obligations expressed to be given or entered into by the Vendors or resulting from the execution of, or breach of the provisions of, this Agreement (including without limitation any of the Warranties proving to be untrue or misleading or being breached) shall be deemed to be and shall be construed as being given, undertaken or entered into by them severally (limited to their due proportions of the Consideration) and not jointly and severally.

1.6 The phrase "as disclosed in the Disclosure Letter" or similar expression shall apply to the extent that disclosure of the relevant matter is fairly and accurately made in the Disclosure Letter or fairly made in the Disclosure Bundle.

1.7 References to recitals, clauses and schedules are references to recitals and clauses of and schedules to this Agreement.

1.8 The headings and/or bold typeface used in this Agreement are inserted for convenience only and shall not affect its construction or interpretation.

1.9   The Schedules form part of this Agreement.

1.10 Expressions in the singular shall include the plural and in the masculine shall include the feminine and vice versa and references to persons shall include corporations and vice versa.

1.11 References to any statute or statutory provision or of any rule made by a local authority and having the effect of law shall be construed as references to such statute or statutory provision or rule as respectively amended or re-enacted or as their operation is modified by any other statute or statutory provision or rule (whether before or after the date of this Agreement) and shall include any provisions of which they are re-enactments (whether with or without modification) and shall include subordinate legislation made under the relevant statute Provided always that any change made after the date of this Agreement shall not increase the liability of the Vendors.

1.12 Expressions defined in ICTA 1988, TCGA 1992 or in the Companies Acts shall, wherever used in this Agreement, have the meanings given to them in the relevant statute (unless the context otherwise requires) and in the case of any inconsistency the defined terms used in the Companies Acts shall prevail.

1.13 The Disclosure Letter has such effect as is expressly provided for in this Agreement but does not form part of this Agreement.

2. SALE AND PURCHASE OF SHARES

2.1 Subject to the terms of this Agreement, each of the Vendors shall with full title guarantee sell or procure the sale of and the Purchaser (relying on the Warranties and Indemnities in this Agreement) shall purchase those of the Shares registered in his name detailed in Schedule 1 free from all Encumbrances and third party rights or claims and with all attached or accrued rights as at the Completion Date for the Consideration appearing in clause 4.

2.2   Each of the Vendors:-

      2.2.1 waives any rights of pre-emption conferred on him by the Articles of Association of the Company, by agreement, by statute or otherwise over those of the Shares agreed to be sold by the other Vendors;

      2.2.2 hereby discharges and releases with immediate effect all rights and obligations under any shareholders or similar agreement relating to the holding of shares in or, control of, the Company.

2.3 The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all of the Shares is completed simultaneously.

3. TITLE AND CAPACITY

      Each of the Vendors agrees that:-

3.1 the Shares constitute the whole of the issued and allotted share capital of the Company and his holding of Shares is legally and beneficially owned by him free of all Encumbrances or interests in favour of, or claims made by, or which could be made by, any other person;

3.2 he is entitled to sell or procure the sale of his full legal and beneficial interest in the Shares to the Purchaser on the terms set out in this Agreement;

3.3 he has taken all actions necessary to enable him personally to enter into and perform this Agreement.

3.4 neither the execution or delivery of this Agreement by him is prohibited by, or violates any provision of and will not result in a breach of any applicable law, rule, regulation, judgment, decree, order or other requirements of any government, quasi-government, statutory, administrative or regulatory body, court or agency; and

3.5 this Agreement constitutes and imposes valid, legal and binding obligations of such Vendor fully enforceable in accordance with their terms.

4. CONSIDERATION

4.1 The purchase price (the "Consideration") payable for the A Shares, the B Shares and the C Shares will be apportioned amongst the Vendors and paid as detailed in Schedule 1 of which (pound)11,973,073 (eleven million nine hundred and seventy three thousand and seventy three pounds) will be paid at Completion (the "First Tranche").

4.2 The Second Tranche and the Third Tranche being in aggregate the "Additional Consideration" will be paid in accordance with the provisions of Schedule 11.

4.3 Each of the Vendors and the Purchaser will give effect to the provisions of Schedule 11.

4.4 The Vendors agree amongst themselves that the apportionment of the Consideration will be in accordance with the terms of this Agreement and as detailed in Schedule 1 and, accordingly, waive any other rights they may have under the Articles or Association or otherwise in respect thereof.

4.5   The Vendors hereby covenant to the Purchaser that:-

      4.5.1 the Net Assets as at the date of this Agreement will not be less than (pound)2,000,000 (two million pounds) before deducting the Divisional Director Payments; and

      4.5.2 the aggregate amount of the Working Capital as at the date of this Agreement will not be less than (pound)1,500,000 (one million five hundred thousand pounds) before deducting the Divisional Director Payments.

4.6 If the Net Assets as at the date of this Agreement (determined in accordance with Schedule 10) are less than (pound)2,000,000 (two million pounds) before deducting the Divisional Director Payments then the Purchase Price shall be reduced by an amount (the "Deficit") equal to the amount (in pounds) of the shortfall.

4.7 If the Working Capital as at the date of this Agreement is less than (pound)1,500,000 before deducting the Divisional Director Payments (the "Working Capital Deficit") then the Vendors shall within 14 days of the End Date (as defined in Schedule 10) pay to the Purchaser's Solicitors by way of bankers draft or by telegraphic transfer for the account of the Purchaser (whose receipt shall be a good discharge) a sum equal to the amount of the Working Capital Deficit, which payment shall take effect by way of a reduction in the Purchase Price.

4.8 There shall be no "double counting" between clause 4.6 and 4.7 so that the Vendors shall not be required to make a payment more than once in respect of the same matter.

5. WARRANTIES

5.1 Subject to clause 5.2 the Vendors warrant to the Purchaser in relation to the Company that, except for and to the extent of those disclosures fairly and accurately made in the Disclosure Letter and fairly made in the Disclosure Bundle, each of the statements, set out in Schedule 6 is true and accurate and not misleading.

5.2 The provisions of Schedule 7 shall operate to limit or reduce the liability of the Vendors under the Warranties and, where expressed to do so, also under the Tax Deed.

5.3 Each statement in the Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other sub-clause or anything in this Agreement or its Schedules. The interpretation of any such statement shall not be restricted by reference to or inference from any other such statement or by any other provision of this Agreement, the Disclosure Letter or the Tax Deed.

5.4 None of the information supplied by the Company or their professional advisers prior to the date of this Agreement to the Vendors or their officers, employees, agents, representatives or advisers in connection with the Warranties and the contents of the Disclosure Letter, or otherwise in relation to the business or affairs of the Company or the Dormant Subsidiary shall be deemed, a representation, warranty or guarantee of its accuracy by the Company or the Dormant Subsidiary to the Vendors and the Vendors waive any claims against the Company, the Dormant Subsidiary and their officers, employees, agents, representatives or advisers which they might otherwise have in respect of the same.

5.5 The rights and remedies of the Purchaser in respect of the Warranties shall not be affected by:-

      5.5.1 Completion;

      5.5.2 any investigation made by it or on its behalf into the affairs of the Company;

      5.5.3 its knowledge of any information the Purchaser may have received or been given or have actual, implied or constructive notice of prior to the signing of this Agreement (other than that fairly and accurately disclosed in the Disclosure Letter and fairly disclosed in the Disclosure Bundle); or

      5.5.4 any event or matter whatsoever except a specific and duly authorised written waiver or release.

5.6 Any payment made by the Vendors in respect of the Warranties or under the Tax Deed shall operate to reduce pro tanto the Consideration to the extent of such payment.

6. INDEMNITIES

6.1 The Vendors shall indemnify the Purchaser and the Company in accordance with the provisions of Schedule 8.

6.2 The Purchaser shall fully and promptly indemnify the Vendors and each of them against any liability for Taxation arising under Section 767A and/or 767B of ICTA 1988 assessed on the Vendors as the result of any omission or delay after Completion on the part of the Purchaser or the Company to pay Taxation (other than Taxation in respect of which the Purchaser is entitled to make or shall already have made a valid claim under the Tax
      Deed) and all costs damages and expenses reasonably and properly incurred by the Vendors in connection therewith arising wholly or partly in consequence of any such omission or delay; PROVIDED that the Vendors shall take such steps (if any) as the Purchaser may reasonably request to resist such liability, subject to the Purchaser first indemnifying the Vendors as aforesaid and providing to the reasonable satisfaction of the Vendors security or indemnities or both agreeing to indemnify the Vendors in respect of all the reasonable costs and expenses incurred of the steps concerned; Further PROVIDED that the Vendors shall not dispute, settle, agree or otherwise deal with such liability without the written approval of the Purchaser (such approval not to be unreasonably withheld or delayed).

7. COMPLETION

7.1 Completion of the sale and purchase of the Shares shall take place immediately after exchange of this Agreement at the offices of the Purchaser's Solicitors when the Vendors will:-

      7.1.1 deliver to the Purchaser those items set out in Schedule 9;

      7.1.2 procure that a board meeting of the Company and of the Dormant Subsidiary shall be held at which:-

            (a) such persons as the Purchaser may nominate shall be appointed as Directors and the Secretary of the Company and of the Dormant Subsidiary;

            (b) there shall be submitted and accepted the resignation in Agreed Form of Mr L W Green as director;

            (c) the service agreements for Mr M A Winton and Mr J D Price will be terminated without compensation;

            (d) the transfers of the Shares, shall be approved for registration, subject to stamping.

7.2   Following compliance in full with the provisions of sub-clause 7.1 and
      Schedule 9 the Purchaser shall:-

      7.2.1 send to the Vendors' Solicitors (whose receipt shall be full discharge for the Purchaser) by telegraphic transfer in the sum of (pound)11,973,073 (eleven million nine hundred and seventy three thousand and seventy three pounds) in payment of the First Tranche;

      7.2.2 deliver to the Vendors' Solicitors a counterpart of the Tax Deed duly executed by the Purchaser; and

      7.2.3 deliver to the Vendors' Solicitors the Legal Opinion.

8. RELEASE OF GUARANTEES AND INDEMNITIES

8.1 The Vendors will procure the release at or by Completion of the Company from all guarantees, indemnities, undertakings and obligations given in respect of any obligation or liability of the Vendors or any person connected with any of the Vendors and the Vendors will on an after-Tax basis indemnify and hold harmless the Company and the Purchaser from and against all and any actual or contingent liabilities which the Company or the Purchaser may at any time incur in relation to any such guarantee, indemnity, undertaking or other obligation.

8.2 The Purchaser shall use its best endeavours to secure the release of each of the Vendors from all guarantees, indemnities, undertakings, obligations and securities granted by them to third parties in relation to the Company as detailed as such in the Disclosure Letter (the "Disclosed Guarantees") and in the meantime shall indemnify them and keep them fully and effectually indemnified against any liability on an after-Tax basis (including, without limitation, all costs, damages and expenses) or which may be incurred in relation to the Disclosed Guarantees.

9. COMPLETION ACCOUNTS BOOK DEBTS

      The receivables included as book debts in the Completion Accounts (the "Completion Accounts Book Debts") will take no account of any bad or doubtful debt reserve and will be treated as follows:-

9.1 The Vendors agree that 95% of the Completion Accounts Book Debts will realise their nominal value within 120 days of the Completion Date (the "First Benchmark Date").

9.2 If and to the extent that 95% of the Completion Accounts Book Debts do not realise their nominal value by the First Benchmark Date then the amount of the shortfall (the "First Benchmark Shortfall") will be paid to the Purchaser by the Vendors within 30 days of the First Benchmark Date.

9.3 The Vendors agree that 99.5% of the Completion Accounts Book Debts will be paid within 12 months of the Completion Date (the "Second Benchmark Date").

9.4 If and to the extent that the Completion Accounts Book Debts do not realise 99.5% of their value by the Second Benchmark Date the Vendors will pay to the Purchaser within 30 days of the Second Benchmark Date the amount of such shortfall (the "Second Benchmark Shortfall") less the following amounts:-

      (a)   any amounts already paid in respect of the First Benchmark
            Shortfall;

      (b)   VAT bad debt relief on the Second Benchmark Shortfall;

      (c) any savings in corporation tax arising by reason of the Completion Accounts Book Debts comprised in the Second Benchmark Shortfall being written off;

9.5 If there is no Second Benchmark Shortfall or to the extent that such Second Benchmark Shortfall, after making the deductions referred to in clauses 9.4(b) and (c), is less than the First Benchmark Shortfall then the Purchaser will repay to the Vendors within 30 days of the Second Benchmark Date the proportionate amount of the First Benchmark Shortfall as has been paid by the Vendors to the Purchaser.

9.6 All or any payments made by the Vendors in respect of the First Benchmark Shortfall and the Second Benchmark Shortfall (net of any repayment by the Purchaser under clause 9.5) will operate to reduce pro tanto the Consideration to the extent of such payment.

9.7 The Purchaser and the Vendors (to the extent that they are able to do so) will procure that the Company collects the Completion Accounts Book Debts in the ordinary course of business.

9.8   Paragraph 11 of Schedule 7 shall apply to this clause 9 mutatis mutandis.

10. NON-COMPETITION

10.1 To ensure that the Purchaser receives the full benefit of the goodwill of the business of the Company each of the Vendors covenants irrevocably and unconditionally with the Purchaser that except as otherwise specifically agreed in writing with the Purchaser:-

      10.1.1 he will not:-

            (a)   during the Period of Restraint; or

            (b) while he is a consultant, director or employee of any DMS Group Company or the Purchaser; or

            (c) during the period of 2 years from the date he ceases to be a consultant, director or employee of any DMS Group Company or the Purchaser;

            which ever be the later; directly or indirectly in any capacity whatsoever (whether solely or jointly with or as agent, consultant, director, employee, manager, partner, proprietor, or shareholder of any other person whether corporate or unincorporate or otherwise howsoever and whether for payment or not) carry on or be engaged in or concerned in or interested in (directly or indirectly whether for payment or not) in the carrying on of the Restricted Business within a radius of 50 miles of any of the Properties or within the radius of the M25 Motorway. For these purposes the term "carrying on" shall mean both the central management and control of Restricted Business and the actual conduct of Restricted Business;

     10.1.2 he will not directly or indirectly in any capacity whatsoever (whether as an agent, consultant, director, employee, partner, proprietor, shareholder or otherwise howsoever and whether for payment or not) during the Period of Restraint:-

            (a)   canvass, entice away or solicit; or

            (b)   accept business from, deal with or perform services for;

            any client, customer or any Prospective Client of the Company in relation to any Restricted Business;

      10.1.3 he will not:-

            (a) while he is a consultant, director or employee of the Company or the Purchaser or any member of the DMS Group; or

            (b) for a period of 2 years from the date he ceases to be a consultant, director or employee of the Company or the Purchaser or any member of the DMS Group (either on his own account or as the agent, consultant, director, employee, manager, proprietor or shareholder of any other person);

                  in connection with the Restricted Business accept business from, deal with or perform services for or canvass, entice away, or solicit any person who is or was within a period of 12 months prior to the date he ceases to be a consultant, director or employee of the Company or the Purchaser or any member of the DMS Group a customer, client or Prospective Client;

           10.1.4 he will keep confidential and not disclose or make use of any financial or other confidential information or other confidential know-how in relation to the Company including, but not limited, to any such information about current or future affairs or plans or about customers/clients or Prospective Clients save as required by law or in relation to such information or know-how which is or comes into the public domain other than due to the default of the Vendors;

           10.1.5 while he is a consultant, director or employee of any DMS Group Company or the Purchaser and for a period of 2 years after his ceasing to be engaged as such he will not (and will procure that no person connected with him shall) induce or seek to induce away from the Company or any member of the DMS Group with a view to engaging them in any competing business any director or senior employee engaged by the Company or any member of the DMS Group at the date he ceases to be such consultant, director or employee and with whom he has had direct personal dealings;

           10.1.6 while he is a consultant, director or employee of any DMS Group Company or the Purchaser he will not (and will procure that no person connected with him shall) own beneficially or otherwise or be interested in the share capital of any company engaged in the Restricted Business;

           10.1.7 he will not use during the Period of Restraint or while he is a consultant, director or employee of any DMS Group Company and for a period of 2 years after his ceasing to be so engaged and he will procure that any other person connected with him will not directly or indirectly during the same period use the name "Delta" or any name likely to be confused with such name in the minds of members of the public for the purposes of the Restricted Business as at the Completion Date whether by using such name as part of a corporate name or otherwise;

           10.1.8 he will not at any time knowingly do or say anything harmful to the reputation of any DMS Group Company which leads any person, firm or company to cease to do business with any DMS Group Company on substantially equivalent terms to those previously offered or not to engage in business with the Company or any DMS Group Company;

      Provided that nothing contained in this clause shall prevent the Vendors from at any time holding for investment purposes only any class of securities for the time being listed or dealt in on any recognised investment exchange (as defined in the Financial Services Act 1986) where such Vendor does not directly or indirectly have an interest in more than 1% of such class of securities and where his interest when aggregated with the interests of all of the Vendors does not exceed 5% of all the issued securities of that class.

10.2 The covenants contained in sub-clause 10.1 shall be deemed to be in respect of each part entire, separate, severable and separately enforceable so that each covenant shall be deemed to be a separate covenant notwithstanding the fact that it appears in the same clause, sub-clause or sentence or any other covenant or is imposed by the introduction of a word or phrase conjunctively with or disjunctively from or alternatively to other words or phrases.

10.3  Each of the relevant Vendors acknowledges that:-

      10.3.1 the restrictions have been negotiated and agreed on an arm's length basis and are reasonable when taken together as well as individually; and

      10.3.2 the duration, extent and application of each restriction is no greater than is necessary for the protection of the goodwill of the business of the Company; and

      10.3.3 the consideration paid by the Purchaser for the Shares takes into account and provides adequate compensation for the restraints and restrictions imposed.

10.4 If the business of the Company is transferred to another company which is a subsidiary of the Purchaser (the "Transferee Company"), each of the restrictions contained in sub-clause 10.1 shall continue to apply, mutatis mutandis, in relation to the business transferred as carried on from time to time by the Transferee Company as if the name of the Transferee Company were substituted for the word "Company".

10.5 "Period of Restraint" means the period of 2 years from the date of this Agreement;

      "Prospective Client" means any association, company, firm, or person with whom or with which there are negotiations ongoing with a view to that association, company, firm, or person becoming a client or customer of any DMS Group Company; and

      "Restricted Business" means any type of minicab, motor-cycle, messenger, car-hire, van, pedal cycle, courier (whether domestic or international) and other transport or despatch business or activity of the same kind as that carried on by the Company at the date of this Agreement.

11. COSTS

      All costs and expenses incurred by or on behalf of the Parties including all fees of accountants, representatives and solicitors employed by any of the Parties in connection with the negotiation, preparation and execution of this Agreement shall be borne solely by the Party who shall have incurred the same and the other Parties shall have no liability in respect of such costs and expenses.

12. FURTHER ASSURANCE

12.1 Each of the Vendors by way of security irrevocably and unconditionally appoints the Purchaser as his attorney with full powers of substitution in his name and on his behalf (and to the complete exclusion of any rights he may have in such regard) lawfully to exercise all voting and other rights and receive all benefits and entitlements which may now or at any time after the date of this Agreement attach to the Shares and to transfer and deal with the Shares and such rights, benefits and entitlements and execute such documents under hand or under seal and do such acts and things in connection with the foregoing as the Purchaser shall from time to time reasonably think fit in all respects as if the Purchaser were the absolute legal and beneficial owner of such Shares.

12.2 Each of the Vendors undertakes to the Purchaser to ratify everything that the Purchaser shall lawfully do or purport to do pursuant to sub-clause 12.1.

12.3 Without limitation to any obligations implied by law all of the Parties will (so far as he or it is able to do so) after as well as before and upon the Completion Date do all acts and things and sign and execute all documents and deeds requisite for the purpose of implementing the terms of this Agreement.

13. NOTICES

13.1 Any notice to be given for the purposes of this Agreement shall either be delivered personally or sent by first class recorded delivery post, Datapost or facsimile transmission.

13.2 Provided the appropriate notice is clearly referenced "DSG", the address for service of the Vendors shall be the address (or principal address if more than one) of the Vendors' Solicitors or such other firm in England and Wales:-

      13.2.1 with which it may merge or which a majority of its partners may join; or

      13.2.2 as the Vendors who own the majority in number of Shares may notify in writing to the Purchaser.

      If at any time it shall not be evident which firm of Solicitors are appointed for the purposes of this sub-clause the Purchaser must serve notice on all of the Vendors at their addresses in this Agreement.

13.3 The address for service of the Purchaser shall be the address (or principal address if more than one) of the Purchaser's Solicitors or such other firm in England and Wales:-

      13.3.1 with which it may merge or which a majority of its partners may join; or

      13.3.2 as the Purchaser may notify in writing to the Vendors.

      If at any time it shall not be evident which firm of Solicitors are appointed for the purposes of this sub-clause the Vendors must serve notice on the Purchaser at its address in this Agreement.

13.4 The address for service of the Purchaser shall be its principal place of business for the time being.

13.5  A notice shall be deemed to have been served as follows:-

      13.5.1 if personally delivered, at the time of delivery;

      13.5.2 if sent by first class recorded delivery post, at the expiration of 48 hours after the same was delivered into the custody of the postal authorities;

      13.5.3 if sent by Datapost, at the expiration of 24 hours after the same was delivered into the custody of the postal authorities; and

      13.5.4 if sent by facsimile transmission at the expiration of 12 hours after despatch.

13.6 In proving such service it shall be sufficient to prove that personal delivery was made, or that the envelope containing such notice was properly addressed and delivered into the custody of the postal authorities as a pre-paid recorded delivery letter or Datapost letter, or that the facsimile transmission was properly addressed and despatched to the appropriate number.

14. GOVERNING LAW AND JURISDICTION

14.1 This Agreement shall be governed by and construed in all respects in accordance with English law and the parties irrevocably agree that the Courts of England and Wales shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings (in this clause together referred to as "Proceedings") which may arise out of or in connection with this Agreement.

14.2 The Vendors expressly and specifically agree and accept that the terms of this clause 14 are fair and reasonable and appoint the Vendors' Solicitors or such other firm as is mentioned in sub-clause 13.2 for the time being to accept service on their behalf of any Proceedings which may be commenced in England and Wales.

14.3 The Purchaser expressly and specifically agrees and accepts that the terms of this clause 14 are fair and reasonable and appoints the Purchaser's Solicitors or such other firm as is mentioned in sub-clause 13.3 for the time being to accept service on its behalf of any Proceedings which may be commenced in England and Wales.

15. PUBLICITY

15.1 No announcement or other disclosure concerning the sale and purchase of the Shares to the Purchaser or any ancillary matter shall be made before or after Completion by the any Party (whether to the press employees customers or suppliers) save in a form agreed in writing between the Parties or otherwise as required by law or any regulatory authority.

15.2 The Purchaser acknowledges that it has requested M A Winton and J D Price to deal with an appropriate public relations company for the purposes of the Purchaser making an announcement of the sale of the Company once completed but no announcement or other action will be taken without compliance with clause 15.1.

16. GENERAL

16.1 This Agreement contains the whole agreement between the Parties relating to the transactions provided for in this Agreement and supersedes all previous agreements (if any) between such Parties in respect of such matters and each of the Parties acknowledges that in agreeing to enter into this Agreement it has not relied on any representations or warranties except for those contained in this Agreement.

16.2 This Agreement shall (except for any obligation fully performed prior to or at the Completion Date) continue in full force and effect after the Completion Date notwithstanding Completion.

16.3 Notwithstanding any rule of law or equity to the contrary any release, waiver or compromise or any other arrangement of any kind whatsoever which the Purchaser may agree to or effect in relation to one Vendor in connection with this Agreement and in particular the Warranties shall not affect the rights and remedies of the Purchaser as regards any other Vendor.

16.4 The sole remedy against the Vendors for any breach of any of the Warranties or Indemnities by the Vendors shall be an action for damages and the Purchaser shall not be entitled to rescind this Agreement but subject to the foregoing any remedy or right conferred upon the Purchaser for breach of this Agreement shall be in addition to and without prejudice to all other rights and remedies available to it.

16.5 No failure or delay by any Party in exercising any claim, remedy, right, power or privilege under this Agreement shall operate as a waiver nor shall any single or partial exercise of any claim, remedy, right, power or privilege preclude any further exercise of any of them or exercise of any other claim, right, power or privilege.

16.6 This Agreement may be executed in any number of counterparts by the different parties on separate counterparts, each of which shall when executed and delivered constitute an original, but all of which shall together constitute one and the same instrument.

16.7 The Vendors will not be entitled to assign any interest in this Agreement. The Purchaser will not be entitled to assign any interest in this Agreement except to any other member of the DMS Group whilst such Company remains a member of the DMS Group (a "Permitted Transferee"). If the Shares shall at any time be sold or transferred to a Permitted Transferee the benefit of each of the obligations, undertakings, indemnities or warranties undertaken or given by the Vendors under or pursuant to this Agreement shall be assignable to the Permitted Transferee and such Permitted Transferee shall be entitled to enforce the same against the Vendors as if it were named in this Agreement as the Purchaser.

17. TIME OF THE ESSENCE

      Time shall be of the essence of this Agreement, both as regards the dates and periods specifically mentioned and as to any dates and periods which may by agreement in writing between or on behalf of the Vendors and the Purchaser be substituted for them.

18. COMPETITION LAW

      If there is any provision of this Agreement or of any other agreement or arrangement of which this Agreement forms part which causes or would cause this Agreement or that agreement or arrangement to be subject to registration pursuant to the Restrictive Trade Practices Act 1976, then that provision shall not take effect until the day after particulars of this Agreement or of that agreement or arrangement (as the case may be) have been furnished to the Director General of Fair Trading pursuant to
      Section 24 of that Act.

                                         SCHEDULE 1

                        DETAILS OF VENDORS' SHARES AND CONSIDERATION

(1)                    (2)                (3)                        (4)                   (5)                    (6)
Vendor's Name          Vendor's Address   Number and Class           Consideration         Percentage of          Percentage
                                          of Shares in respect       payable for           Consideration          of Additional
                                          of which the Vendor is     Shares at Completion  payable at Completion  Consideration the registered holder and
                                          beneficially entitled

                                                                      (pound)                 %                      %

--------------------------------------------------------------------------------------------------------------------------------
John Patrick Jennings  Port de Salles     390,871 A Shares           6,017,468             50.255%                50.255%
                       86150 Le Vigeant
                       France

Mark Adam Winton       9 Aylwards Rise    201,230 B Shares             147,513              1.232%                 1.232%
                       Stanmore           402,460 C Shares           2,950,264             24.641%                24.641%
                       Middlesex                                     ---------             -------                -------
                       HA7 3EH                                       3,097,777             25.873%                25.873%

John David Price       11 Pycombe Corner  185,669 B Shares             136,106              1.137%                 1.137%
                       Finchley           371,338 C Shares           2,722,122             22.735%                22.735%
                       London N12 7AJ                                ---------             -------                -------
                                                                     2,858,223             23.872%                23.872%

                                   SCHEDULE 2

                          BRIEF DETAILS OF THE COMPANY

Name:                         Delta Air & Road Transport Plc

Date of Incorporation:        27 April 1972

Country of Incorporation:     England and Wales

Registered Number:            1051811

Registered Office:            Wesley House
                              Wesley Avenue
                              Park Royal, London NW10 7BZ

Directors:                    M A Winton
                              J D Price
                              L W Green

Secretary:                    M A Winton

Accounting Reference Date:    31 March

Auditors:                     Blick Rothenberg

Authorised Share Capital:     (pound)85,514.98

Issued Share Capital:         390,871 A Shares 386,899 B Shares and 773,798 C
                              Shares all such shares being fully paid up

Mortgages/Charges:            Mortgage Debenture dated 17 October 1985 in favour
                              of National Westminster Bank Plc

                                   SCHEDULE 3

                       BRIEF DETAILS OF DORMANT SUBSIDIARY

Name:                         Leondos Investments Limited

Date of Incorporation:        10 March 1982

Country of Incorporation:     England and Wales

Registered Number:            1621106

Registered Office:            Wesley House, 1-7 Wesley Avenue, Park Royal,
                              London NW10 7BZ

Director:                     J D Price

Secretary:                    M A Winton

Accounting Reference Date:    31 March

Auditors:                     Blick Rothenberg

Authorised Share Capital:     (pound)100

Issued Share Capital:         100 Ordinary Shares of (pound)1 all such shares
                              being fully paid up

Mortgages/Charges:            None

Status:                       dormant for no less than 5 years

                                   SCHEDULE 4

                         BRIEF DETAILS OF THE PROPERTIES

SCHEDULE 5

                                    TAX DEED

THIS TAX DEED OF COVENANT is made the             day of                    1998

BETWEEN

(1) THE PERSONS whose names and addresses are set out in Part I of the Schedule (the "Covenantors"); and

(2) DISPATCH MANAGEMENT SERVICES CORP. a corporation incorporated in Delaware whose office is situate at 65 West 36th Street, New York, New York 10018, U.S.A. (the "Purchaser" which expression shall where the context so admits include its successors and permitted assigns).

WHEREAS pursuant to an agreement (the "Agreement") of today's date the Purchaser has today completed the purchase from the Covenantors of the whole of the issued share capital of Delta Air & Road Transport PLC in reliance, inter alia, upon the provisions of this Deed.

NOW IT IS HEREBY AGREED as follows:-

1. DEFINITIONS

1.1 In this Deed unless the context otherwise requires the following expressions shall have the following meanings:-

      Definition                  Meaning

      "Claim" any claim, notice, demand, assessment, letter, direction or order, or other document issued or action taken by or on behalf of any fiscal, revenue or other authority or official anywhere in the world whereby the Company is liable or is sought to be made liable to make any payment to the authority or official or other person (whether the same is primarily payable by the Company and whether or not the Company shall or may have any right of reimbursement against any other person) or is denied or sought to be denied any Relief

      the "Company"               any or both of the Company and the Dormant
                                  Subsidiary

      "Event" any event, act, transaction, omission or occurrence of whatever nature, including (without limitation) Completion, the receipt or accrual of any income or any distribution, failure to distribute, acquisition, disposal, transfer, payment, loan or advance, the death of any person and the change in residence of any person

      "Relief" any relief, loss, allowance, credit, deduction, exemption or set-off claimed or available in relation to Taxation pursuant to any legislation or otherwise

      "Taxation"                  any form of taxation, duty, levy, impost,
                                  charge, national insurance or other similar contribution, whether created or imposed by any governmental, state, federal, local, municipal or other body, and whether in the United Kingdom or elsewhere (whether the same is primarily payable by the Company and whether or not the Company shall or may have any right of reimbursement against any other person) including any payment which the Company may be or become bound to make or obliged to account for to any person in respect of Taxation and also including any related penalty, interest, fine or surcharge;
                                  Provided that United Kingdom stamp duty and any interest and penalties in respect thereof shall not constitute "Taxation" for the purposes of this Deed.

1.2 Other expressions used in this Deed shall, where the context so admits, have the meanings ascribed to them in the Agreement.

1.3 Reference to the result of any Event on or prior to a particular date shall include the combined result of two or more Events, the first of which shall have taken place on or before such date, and shall also include any Event which is deemed for Taxation purposes to have occurred prior to such date.

1.4 Any reference to a statute or statutory provision shall be construed as a reference to such provision (including any subordinate legislation made thereunder) as modified or re-enacted from time to time.

1.5 References to income, gains or profits shall include any such income, gains or profits as are deemed to be or treated as earned, accrued or received for Taxation purposes.

1.6 Headings in this Tax Deed are for ease of reference only and shall not affect its construction.

2. THE COVENANT

2.1 Subject to clause 3 the Covenantors hereby severally (limited to the due proportions received by the individual Covenantor in respect of the sale of the Shares to the Purchaser) agree with the Purchaser to pay to the Purchaser an amount equal to:-

      2.1.1 any liability to Taxation of the Company arising:-

            (a) as a result of or by reference to any Event on or before Completion;

            (b) by reference to any profit earned, accrued or received on or before Completion;

      2.1.2 any liability to Taxation of the Company which would have been saved but for the loss, reduction, modification, setting-off or cancellation of some Relief taken into account in preparing the Completion Accounts or, prior to finalisation of the Completion Accounts, the Audited Accounts in consequence of an Event occurring on or before Completion;

      2.1.3 any liability to Taxation of the Company which arises in consequence of an Event occurring on or before Completion and which would have been payable but for the utilisation or set-off of some Relief or right to repayment where the Relief or right to repayment arises in respect of an Event occurring after Completion;

      2.1.4 any depletion in or reduction in value of the assets or increase in the liabilities of the Purchaser and the Company as a result of any inheritance tax which:-

            (a) is at Completion a charge on or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company; or

            (b) after Completion becomes a charge on or gives rise to a power to sell, mortgage or charge any of the shares or assets of the Company, which is a liability in respect of inheritance tax payable as a consequence of the death of any person (whenever occurring) within seven years after a transfer of value, occurring on or before Completion;

            (c) arises as a consequence of a transfer of value occurring on or before Completion (whether or not in conjunction with the death of any person whenever occurring) made by or to the Company.

2.2 For the avoidance of doubt, any payment made by the Company or the Purchaser to discharge or remove any power to sell, mortgage or charge shall give rise to a liability and notwithstanding any provision of this Tax Deed the Company or the Purchaser may disregard any right to pay any Taxation in instalments in discharging or removing a charge or power.

2.3 Section 213 Inheritance Act 1984 (Refund by Instalments) shall not apply in relation to any payments to be made by the Covenantors under this Tax Deed.

2.4 There shall be treated as an amount of Taxation which would for the purposes of clause 2.1.2 have been saved but for the loss, reduction, modification, setting-off or cancellation of some Relief, the amount of Taxation which would have been saved by the Relief lost, reduced, modified, set-off or cancelled applying the relevant rates of Taxation in force or (where the rate has at the relevant time not been fixed) at the last known rate, in the earliest period in respect of which Taxation becomes payable which would not have been payable if the Relief had not been lost, reduced, modified, set-off or cancelled.

2.5 The Covenantors hereby severally covenant (limited to the due proportions received by the individual Covenantor in respect of the sale of the Shares to the Purchaser) to pay to the Purchaser an amount equal to all costs or expenses properly and reasonably incurred or payable by the Company or the Purchaser in connection with any matter in respect of which a claim is made by the Purchaser under this Deed.

2.6 Any amount paid under clause 2.1 or clause 2.5 shall be treated as an adjustment to the consideration paid by the Purchaser for the Shares under the terms of the Agreement.

3. EXCLUSIONS

      The Covenantors shall not be liable under clause 2 to the extent that:-

3.1 a specific provision in respect of such liability has been made in the Completion Accounts or, prior to the finalisation of the Completion Accounts, in the Audited Accounts;

3.2 such a provision is insufficient by reason only of an increase in the rates of Taxation announced after Completion but with retrospective effect;

3.3 the liability arises in consequence of an Event which has occurred since the Accounting Date in the ordinary course of the trading activities of the Company (and for this purpose any liability for Advance Corporation Tax on the dividends detailed in the Disclosure Letter will be deemed to have arisen in the ordinary course of the trading activities of the Company); Provided that none of the following shall be regarded as arising out in the ordinary course of the trading activities of the Company:-

      3.3.1 any Taxation arising from a disposal of any capital asset;

      3.3.2 any Taxation arising under Part XVII ICTA 1988 (Tax Avoidance) or
            Part VIII Taxes Management Act 1970 (charges on non-residents);

      3.3.3 any Taxation arising in respect of the acquisition, disposal or supply or deemed acquisition, disposal or supply of any assets, goods, service or business facility of any kind (including the making of a loan) for a consideration deemed for Taxation purposes to be different from that actually received, but only insofar as such Taxation is attributable to the difference between the consideration (if any) actually received and the consideration deemed for Taxation purposes to have been received;

      3.3.4 any Taxation primarily payable by another person;

      3.3.5 any Taxation arising as a result of a failure by the Company or any subsidiary duly to deduct, charge, recover or account for, Taxation (but not to the extent that such failure continues after the date hereof); or

      3.3.6 any amount payable to the Commissioners of Customs and Excise under
            Part XV of the Value Added Tax Regulations 1995.

3.4 No Covenantor shall be liable in respect of a claim under this Deed to the extent that the provisions of Schedule 7 of the Agreement apply.

3.5 The Purchaser shall and shall procure that the Company shall preserve all documents, records, correspondence, accounts and other written information of a material nature (together the "Documents") in the possession of the Company at Completion or which come into existence thereafter and which might reasonably be considered relevant or likely to be relevant to a liability of the Covenantors to make a payment under the terms of this Deed and shall so preserve such Documents until such time as the Covenantors shall have satisfied any such liability or shall cease to have any liability (actual or contingent) under this Deed in respect of the matter to which the Documents in question relate.

3.6 The Covenantors shall not be liable for any fines, interest or penalties in respect of any liability to Taxation in respect of which provision is made in the Completion Accounts to the extent that such fines interest and penalties arise after Completion as a result of a failure by the Company to pay such Taxation on the due date for payment but only to the extent that such fines, interest or penalties arise as a result of the delay or default of the Purchaser or the Company after Completion and otherwise than as a result of acts and omissions occurring at the request or by reason of the acts or omissions of the Covenantors under the provisions of clause 4 of this Deed.

3.7 The Covenantors shall not be liable under clause 2 of this Deed in respect of any liability to Taxation to the extent that such liability arises as a result of:-

      3.7.1 the Company disclaiming (without the written consent of the Covenantors) any capital allowances arising to the Company before Completion; or

      3.7.2 the Company failing to make any claim, election, surrender, disclaimer or take such other action as is required to give effect to any Relief taken into account or assumed in computing the provision for Taxation in the Completion Accounts

      Provided that this clause 3.7 shall only apply to limit the liability of the Covenantors to the extent that the Covenantors shall have notified the Purchaser in writing of the capital allowances relevant to clause 3.7.1 and those Reliefs and the action required for the purpose of clause 3.7.2.

4. CONDUCT OF CLAIMS AND APPEALS

4.1 In the event of the Company or the Purchaser becoming aware of any Claim which could give rise to a liability hereunder the Purchaser shall or shall procure that the Company shall promptly give written notice of the Claim to the Covenantors, provided that such notice shall not be a condition precedent to the liability of the Covenantors.

4.2   Subject to:-

      4.2.1 the Covenantors first having secured and agreed to indemnify the Purchaser and any relevant Company to the Purchaser's reasonable satisfaction against all losses (including additional Taxation) costs, (including the reasonable cost to the Purchaser or the Company of executives assisting the Covenantors) damages and expenses which are likely to be incurred in connection with, the Claim;

      4.2.2 the following provisions of this clause

      the Purchaser shall and shall procure that the Company shall take any such action as the Covenantors may reasonably request to avoid, dispute, resist, appeal, compromise or defend the Claim.

4.3 The appointment by the Covenantors of solicitors or other professional advisers in relation to the Claim shall be subject to the approval of the Purchaser (such approval not to be unreasonably withheld or delayed).

4.4 Any communication, written or otherwise, relating to the Claim received by the Covenantors shall be promptly copied (if in writing) or otherwise communicated to the Purchaser.

4.5 The Covenantors shall effect no settlement or compromise of the Claim or agree any matter in the conduct of the dispute without the approval of the Purchaser (such approval not to be unreasonably withheld or delayed) and in any event no action shall be required by the Purchaser or the Company in relation to the Claim which is reasonably considered likely by the Purchaser to prejudice the conduct of the business or the future liability in respect of Taxation of the Company or the Purchaser.

4.6 Without prejudice to the foregoing provisions of this clause, neither the Company nor the Purchaser shall be obliged to contest a Claim beyond the first appellate body (including the Special or General Commissioners, or a VAT tribunal or equivalent body) in the jurisdiction concerned.

4.7 If, in the reasonable opinion of the Purchaser having taken proper legal advice:-

      4.7.1 the Covenantors or the Company have committed any acts or omissions which did constitute fraud or wilful default; or

      4.7.2 there is any unreasonable delay on the part of the Covenantors in complying with clause 4.2.1; or

      4.7.3 the resistance of a Claim is at any time not being properly and effectively conducted the Purchaser (provided in the case of a matter within sub-clause 4.7.2 or 4.7.3 that the Covenantors have been given notice in writing of the matter and have not within 15 Business Days of such notice rectified the position to the reasonable satisfaction of the Purchaser) may or may procure that the Company shall without further reference to the Covenantors admit, compromise, settle, discharge or otherwise deal with any outstanding or future Claims.

4.8 Without prejudice to the preceding provisions of this clause 4 the Purchaser shall procure that the text of any return to be made by the Company to the Inland Revenue (whether under s.250 ICTA 1988 or otherwise) of the stock dividend transactions carried out on 6 April 1998 or otherwise in respect of the Reorganisation is sent to the Vendors for approval (such approval not to be unreasonably withheld or delayed) prior to submission to the Revenue and that the Vendors are kept fully informed about and consulted on any negotiations with the Inland Revenue in relation to any such return.

5. TAXES

5.1 Subject to clause 5.2 all sums payable by the Covenantors under this Deed shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law.

5.2 If any such deduction or withholding is required by law to be made from any such sum (other than in respect of interest payable to the Purchaser) the Covenantors shall pay such additional amount as shall be required to ensure that the net amount received by the Purchaser or the Company will equal the full amount which would have been received by it or them had no such deduction or withholding been made.

5.3 If any payment by the Covenantors under this Deed has or in the reasonable opinion of the Purchaser will be chargeable to Taxation (other than a reduction in the base cost to the Purchaser of the shares of the Company) then the amount so payable shall be grossed up by such amount as will ensure that after deduction of the Taxation so chargeable there shall be left in the hands of the Company or the Purchaser a sum equal to the amount that would otherwise have been payable.

6. DATE FOR PAYMENT AND INTEREST

6.1 The Covenantors shall pay to the Purchaser any amount required to be paid by them pursuant to clause 2.1 in cleared funds on or before:-

      6.1.1 if the Claim involves an actual payment of Taxation which has not been made at the date of the notice under clause 4.1, the second Business Day prior to the date on which such Taxation may be paid to the authority, official or person demanding the same without incurring a liability to interest or a charge or penalty in respect of such Taxation;

      6.1.2 to the extent the claim under this Deed involves the denial or loss or set-off in whole or in part of any right to repayment of Taxation, the date which is or would have been the "material date" for the purposes of sections 825 and 826 ICTA 1988 or, in the case where those sections do not apply to the repayment in question, the date on which such Taxation would otherwise have been repaid;

      6.1.3 to the extent the claim under this Deed involves the denial, loss, reduction, cancellation, modification or set-off in whole or in part of any Relief the second Business Day prior to the date on which the Taxation, which would have been saved but for such denial, loss, reduction, modification, cancellation or set-off, becomes due and payable; and

      6.1.4 in the case of a liability under clause 2.1.3 the date which would have been the due date in clause 6.1.1 but for the availability of the Relief.

6.2 The Covenantors shall pay to the Company or the Purchaser as the case may be any amount required to be paid by them pursuant to clause 2.5 on the date on which the Company or the Purchaser incurs or suffers such costs or expenses.

6.3 Notice of the amount of the payment required to be made by the Covenantors under clause 2 and the due date for payment shall be given in writing by the Company or the Purchaser and shall (save for manifest error) be conclusive and binding on the Covenantors.

6.4 Any sum not paid by the Covenantors on the due date for payment shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the annual rate of 2% over the base rate for the time being of Barclays Bank plc (or if such a rate cannot be ascertained for any reason at such similar rate as the Purchaser shall reasonably select) to and including the day of actual payment (or the next Business Day if the date of actual payment is not a Business Day) of such sums compounded on the usual quarter days.

      OVERPROVISIONS AND CORRESPONDING SAVINGS

7.1   If:

      7.1.1 any provision for Taxation in the Completion Accounts has proved to be an overprovision; or

      7.1.2 any Tax liability in respect of which the Covenantors are liable to make a payment under clause 2 of this Deed applies gives rise to a Relief for the Company which reduces or eliminates a liability of the Company to make an actual payment of Tax which arises in respect of Events occurring after the Completion; or

      7.1.3 the Company becomes entitled to any repayment of Tax overpaid by the Company (other than a repayment which has been shown as an asset in the Audited Accounts and/or the Completion Accounts) and/or any interest and/or any repayment supplement in respect of any period before Completion an amount equal to :

            (a)   such overprovision;

            (b) the amount of the liability which is eliminated or the amount by which it is reduced;

            (c) the amount of the repayment of Tax and/or interest and/or repayment supplement.

            shall be dealt with in accordance with clause 7.2

7.2 Where it is provided under clause 7.1 that any amount (the "Relevant Amount") is to be dealt with in accordance with this clause:

      7.2.1 the Relevant Amount shall first be set off against any payment then due from a Covenantor under this Deed or under the Agreement for breach of the Tax Warranties in Section Q of Schedule 6 (the "Tax Warranties") of the Agreement;

      7.2.2 to the extent that there is an excess, a refund shall be made of any previous payment made by a Covenantor under this Deed or under the Agreement for breach of the Tax Warranties and not previously refunded under this clause up to the amount of such excess; and

      7.2.3 to the extent that the excess referred to in clause 7.2.2 is not exhausted under that clause, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due under this Deed or under the Agreement for breach of the Tax Warranties.

7.3 This clause 7 shall not apply to any amount for which and to the extent that the Covenantors have already received a benefit whether under the terms of the Agreement, this Deed or otherwise.

8. STAMP DUTY

      The Covenantors hereby severally warrant (limited to the due proportions received by the individual Covenantor in respect of the sale of the Shares to the Purchaser) to the Purchaser that all documents forming part of the title to any asset of a Company or which a Company may wish to enforce or produce in evidence are duly stamped and have where appropriate been adjudicated. The Covenantors hereby severally agree (limited to the due proportions received by the individual Covenantor in respect of the sale of the Shares to the Purchaser) that in the event of a breach of this warranty they shall pay to the Purchaser by way of liquidated damages an amount equal to any unpaid stamp duty and any interest or penalties payable in respect thereof.

9. WAIVER

      No delay or omission of the Purchaser in exercising any right, power or privilege under this Tax Deed shall impair the right, power or privilege or be construed as a waiver of the right, power or privilege, and any single or partial exercise of any right, power or privilege under this Tax Deed shall not preclude the further exercise of any right, power or privilege. The rights and remedies of the Purchaser provided in this Tax Deed are cumulative and not exclusive of any rights and remedies provided by law.

10. ASSIGNMENT

      The benefit of this Tax Deed may be assigned in whole or in part by the Purchaser on the same terms as those in the Agreement.

11. NOTICES

      The provisions of clause 13 (Notices) of the Agreement shall apply to this Deed as though the same were expressly set out herein.

12. GOVERNING LAW AND JURISDICTION

12.1 This Agreement shall be governed by and construed in all respects in accordance with English law and the parties irrevocably agree that the Courts of England and Wales shall have exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceedings (in this clause together referred to as "Proceedings") which may arise out of or in connection with this Deed.

12.2 The Covenantors expressly and specifically agree and accept that the terms of this clause 12 are fair and reasonable and appoint the Vendors' Solicitors or such other firm as is mentioned in clause 13 (Notices) of the Agreement for the time being to accept service on their behalf of any Proceedings which may be commenced in England and Wales.

13. COUNTERPARTS

      This Deed may be executed in any number of counterparts by the different parties on separate counterparts, each of which shall when executed and delivered constitute an original, but all of which shall together constitute one and the same instrument.

IN WITNESS whereof this document has been duly executed as a Deed the day and year first before written.

                                    EXECUTION

EXECUTED AND DELIVERED        )
AS A DEED by                  )
JOHN PATRICK JENNINGS         )  ...............................................
in the presence of:-          )

Signature
            --------------------------------------

Name
            --------------------------------------

Address
            --------------------------------------

Occupation
            --------------------------------------

EXECUTED AND DELIVERED        )
AS A DEED by                  )
MARK ADAM WINTON              )  ...............................................
in the presence of:-          )

Signature
            --------------------------------------

Name
            --------------------------------------

Address
            --------------------------------------

Occupation
            --------------------------------------

EXECUTED AND DELIVERED        )
AS A DEED by                  )
JOHN DAVID PRICE              )  ...............................................
in the presence of:-          )

Signature
            --------------------------------------

Name
            --------------------------------------

Address
            --------------------------------------

Occupation
            --------------------------------------

SIGNED by                     )
                              )  ...............................................
for and on behalf of          )
DISPATCH MANAGEMENT           )
SERVICES CORP.                )
in the presence of:-

Signature
            --------------------------------------

Name
            --------------------------------------

Address
            --------------------------------------

Occupation
            --------------------------------------

                                  THE SCHEDULE

                                     Part I

                                (The Covenantors)

Name                   Address

John Patrick Jennings  Port De Salles
                       86150 Le Vigeant
                       France

Mark Adam Winton       9 Aylwards Rise
                       Stanmore
                       Middlesex
                       HA7 3EH

John David Price       11 Pycombe Corner
                       Finchley
                       London N12 7AJ

                                   SCHEDULE 6

                                   WARRANTIES

The Vendors warrant that the following statements are true, accurate and are not misleading:-

(A) INFORMATION

      Details of shareholdings

      The information contained in Schedule 1 is true and accurate.

(B) CORPORATE MATTERS

      Corporate details

1.    The information contained in Schedules 2 and 3 is true and accurate.

      General compliance with Companies Acts

2. The Company has complied in all material respects with all applicable provisions of:-

2.1   the Companies Acts; and

2.2   the Companies Acts 1929 to 1981 and the European Communities Act 1972.

      Register of members

3.1 The Register of Members and all other statutory books and Minute Books, of the Company:-

      3.1.1       have been properly kept;

      3.1.2       are up to date; and

      3.1.3 contain true and accurate records of all matters required to be dealt with by the Companies Acts.

      Memorandum and Articles of Association

4.1 The Purchaser has been supplied with a copy of the Memorandum and Articles of Association of the Company having attached copies of all resolutions as are by law required to be attached together with copies of all resolutions setting out the rights attached to or the conditions of issue of any of the share capital of the Company. Those copies are true, complete and up to date and set out in full the rights and restrictions attaching to the share capital of the Company.

4.2 The Company has at all times carried on business and conducted its affairs in all material respects in accordance with its Memorandum and Articles of Association for the time being in force and any other documents to which it is or has been a party.

      Returns and resolutions

5. The Company has made and filed all material returns, particulars, resolutions and documents required by the Companies Acts or any other legislation to be filed with the Registrar of Companies, or any other governmental or local authority, and all such filings were and are correct in all material respects. In particular, all charges created by, or in favour of, the Company have (if appropriate) been registered in accordance with the provisions of the Companies Acts.

6. Since the Accounting Date no resolutions in general meeting have been passed by the Company.

      Financial assistance

7. The Company has not at any time given financial assistance (as defined in Section 152(1)(a) of the Companies Act 1985) in connection with the subscription, purchase or acquisition of any shares in the Company or its holding company.

      The Dormant Subsidiary

8.    The Dormant Subsidiary:-

8.1   is not currently trading;

8.2 except for (pound)91,299 due from the Company, does not own or hold (whether or not in a nominee capacity) any assets (other than cash in respect of amounts contributed by way of paid up share capital); and

8.3 does not have any liabilities of any nature whatsoever whether actual or contingent or otherwise and including any of a Taxation nature.

(C) THE SHARES AND SHARE CAPITAL

      Allotment and issue of shares

1. No issue or allotment or transfer of share capital in the Company has been made or registered in contravention of the provisions of the Company's Articles of Association or the Companies Acts.

2.    There are no agreements or other arrangements in force which:-

2.1   provide for the present or future issue, allotment or transfer of; or

2.2 accord to any person the right (absolute or conditional) to call for the issue, allotment or transfer of;

      any share or loan capital of the Company (including any option or right of pre-emption or conversion).

      Changes in capital

3.    Since the Accounting Date:-

3.1 no share or loan capital of the Company has been issued or allotted or agreed to be issued or allotted whether conditionally or absolutely; and

3.2 the Company has not undergone any capital reorganisation or change in its capital structure.

      Securities held by the Company

4. The Company is not the holder or beneficial owner of and has not agreed to acquire any class of any shares or other securities of any other corporation (whether incorporated in England and Wales or elsewhere) nor has it agreed to invest capital in a partnership or in any organisation similar to a company or a partnership.

4.1 The Company does not have and never has had any subsidiary undertaking except the Dormant Subsidiary.

4.2 The allotted and issued shares in the capital of the Dormant Subsidiary are legally and beneficially/absolutely owned by the Company alone, has been properly allotted and issued in accordance with the law and are fully paid or credited as fully paid with no contribution obligation.

4.3 There is no Encumbrance, and there is no agreement, arrangement or obligation to create an Encumbrance, in relation to a share or unissued share in the capital of any subsidiary and no person has claimed to be entitled to any Encumbrance in relation to any such share capital.

      Distributions

5.1 All dividends or other distributions of profits declared, made or paid since the date of incorporation of the Company have been declared, made and paid in accordance with law and its Articles of Association.

5.2 No dividends or other distributions of profits have been declared, made or paid by the Company since the Accounting Date.

(D) ACCOUNTS

      General

1. The Purchaser has been supplied with a true and complete copy of the Audited Accounts.

2.    The Audited Accounts:-

2.1 comply with the requirements of the Companies Acts and all relevant statutory instruments;

2.2 have been prepared in accordance with generally accepted accounting principles and practices and comply with all current SSAPs and Financial Reporting Standards applicable to a UK company;

2.3 are accurate in all material respects and show a true, and fair view of the state of affairs, financial position, assets and liabilities of the Company and of its results for the financial period ending on the Accounting Date;

2.4 as at the Accounting Date are not affected by any extraordinary, exceptional unusual or non-recurring items save as disclosed in the Audited Accounts;

2.5 make adequate provision for depreciation of the fixed assets of the Company having regard to their original cost and estimated life;

2.6   make adequate provision for any bad or doubtful debts;

2.7   adequately disclose all assets of the Company as at the Accounting Date ;
      and

2.8 adequately disclose all or any change in the accounting policies adopted by the Company.

3. No event has occurred during the period covered by the Audited Accounts which has resulted in the profits of the Company in respect of such period being abnormally high or low.

      Liabilities and debts

4. All liabilities (actual, contingent or otherwise) or outstanding financial commitments of the Company as at the Accounting Date have been included in the Audited Accounts by way of:-

4.1   adequate provision or reserve; or

4.2 (in the case of such a liability as was contingent, unquantified or disputed) by way of note stating the maximum amount which has been deferred or could be claimed and the best estimate of the Directors (after taking all relevant professional advice) of the likelihood of such a claim materialising or being successful.

5. Each of the book debts shown in the Audited Accounts have realised their nominal value less the value attributed to any reserve for bad or doubtful debts included in the Audited Accounts and none of such book debts is subject to any counter-claim or set-off.

6.    The Company has no liability in respect of:-

6.1   any agreement under which the Company acquired:-

      6.1.1       the shares of any other company: or

      6.1.2       any business and its related assets or liabilities;

      including, but without limitation, any deferred consideration of any kind required to be paid at any time in respect of any such acquisition except for any such acquisition fully disclosed in the Disclosure Letter;

6.2   any agreement under which the Company disposed of:-

      6.2.1       the shares of any other company; or

      6.2.2 disposed of any business and its related assets or liabilities;

      including, but without limitation, any liabilities in respect of warranties or indemnities given in connection with such disposal except for any such acquisition fully disclosed in the Disclosure Letter;

6.3   obligations actual or contingent as:-

      6.3.1       original contracting party to; or

      6.3.2       as guarantor of any party to;

      any lease or leasehold property (or licence connected with such real property) not forming part of the Properties;

      Management Accounts

7.    The Management Accounts:-

7.1 save as disclosed in the Disclosure Letter have been prepared on a basis consistent with that warranted as adopted in the preparation of the Audited Accounts;

7.2 have been prepared in good faith and to the best of the knowledge, information and belief of the Vendors are not misleading.

      Accounting records

8. The accounting and other books, ledgers, financial and other records of the Company:-

8.1   are in its possession;

8.2   are now properly written up;

8.3 accurately present and reflect in accordance with generally accepted accounting principles and standards and the Companies Acts all of the transactions entered into by the Company or the transactions to which the Company has been a party and its financial, contractual and trading position;

8.4 have been held for the periods required by the Companies Acts and any other relevant legislation; and

8.5 to the extent (if any) that they are kept on computer are freely accessible and the Company is the owner of all hardware and all software necessary to enable it to use the records as they have been used in its business and the Company does not share any hardware or software relating to such records with any person.

9. There has been no change in the treatment of items recorded in the books of the Company since the Accounting Date.

(E) TRADING POSITION

      Material adverse change since Accounting Date

1.    Since the Accounting Date:-

1.1 there has been no material adverse change in the financial or trading position of the Company or in the value or state of the assets or amount or nature of the liabilities of the Company as compared with the position disclosed in the Audited Accounts;

1.2 the Company has not disposed of any material assets or assumed or incurred any material outstanding capital commitment or any material liabilities (whether actual or contingent) otherwise than in the ordinary course of carrying on its business (and for this purpose disposals of fixed assets, fixed and loose plant and machinery, fixtures and fittings, vehicle and office equipment shall be deemed to be not in the ordinary course of business);

1.3 except as disclosed in the Disclosure Letter the Company has paid its creditors in the ordinary course of business and within the normal terms of business of those creditors; and

1.4 the business of the Company has been carried on in the ordinary and usual course of business without interruption and so as to maintain the same as a going concern.

      Turnover

2. The turnover of the Company's business since the Accounting Date is not materially less than it was for the corresponding period in the financial year ending on the Accounting Date and to the extent that the business of the Company is seasonal the patterns of trading of the Company are not materially different to the pattern of trading observed during each of the three years ending on the Accounting Date.

      Overheads and expenses

3. The overheads and expenses of the Company since the Accounting Date are not materially greater as a proportion of turnover than the proportion in the corresponding period in the financial year ending on the Accounting Date.

      Ongoing business

4. So far as the Vendors are aware the value of orders and enquiries received by the Company in respect of which work has not yet commenced or a contractual obligation to perform has not yet been entered into are not materially less those values for the corresponding time in the financial year ending on the Accounting Date (treating those values as increased by the same proportion as the prices charged by the Company have increased since that corresponding time).

      Third parties

5.1 Since the Accounting Date the Company's business has not been materially and adversely affected by the loss of any Important Customer and no Important Customer, has substantially reduced its dealings with the Company since the Accounting Date. For these purposes "Important Customer" means a Customer, account or source of supply the annual turnover of which is 5% or more of the turnover of the Company as set out in the audited accounts for the Company for the period ended 31 March 1998.

5.2 The Vendors have no knowledge information or belief that the transactions contemplated by this Agreement will result in loss of business with any of the Company's present customers.

5.3 So far as the Vendors are aware the Company is not a party to any significant material contract or other arrangement under which the rights of any person are likely to be affected as a result of any of the transactions contemplated by this Agreement.

6. The Company is entitled to carry on the business now carried on by it and carried on by it during the three years prior to the date of this Agreement without any conflict with any valid right of any other person, firm or company.

7. No substantial part of the business of the Company is carried on or is required to be carried on with the agreement or consent of a third party nor is there any agreement which significantly restricts the field in which the Company carries on business.

(F) ASSETS

      Ownership

1. Except for assets disposed of by the Company in the ordinary course of trading, the Company is the owner of all assets included in the Audited Accounts (excluding the Properties) and all assets acquired since the Accounting Date and not subsequently disposed of and all such assets are in the Company's possession or under its control.

2. The assets owned by the Company (together with assets held under the hire purchase, lease or rental agreements listed in the Disclosure Letter) comprise all the material assets reasonably necessary for the continuation of the business of the Company as presently carried on.

3. There is no Encumbrance or agreement to create an Encumbrance over the whole or any material part of the undertaking, property, assets, goodwill or uncalled capital of the Company.

4. Save as disclosed in the Disclosure Letter all assets used in connection with the business of the Company are owned by it absolutely and are held free from any lease, hire, hire purchase or conditional sale agreement, bill of sale or other agreement for payment on deferred terms.

      Motor vehicles

5. The Company owns or has on lease or hire purchase the motor vehicles the make, model and registration number of which appear opposite its name in the Schedule annexed to the Disclosure Letter.

      Status of assets

6. All material fixed and loose plant and machinery, fixtures and fittings, vehicles and office equipment used in connection with the business of the Company is in reasonably good repair and condition normal wear and tear excepted.

      Retention of title

7. The Company has not agreed to acquire any material asset on terms that the property in such asset does not pass until full payment is made or all indebtedness incurred in connection with that acquisition discharged.

      Equipment Leases

8. So far as the Vendors are aware no circumstance has arisen or is likely to arise in relation to any material asset currently (other than the Properties) held by the Company under a lease or hire purchase or similar agreement under which the rental payable has been or so far as the Vendors are aware, is likely to be increased.

      Maintenance

9. Maintenance contracts are in full force and effect in respect of all material assets of the Company which it is normal or prudent to have maintained by independent or specialist contractors.

(G) BORROWINGS AND LENDING

      Borrowings

1. Accurate details of all overdrafts, loans or other financial facilities outstanding or available to the Company (together the "Facilities") are contained in the Disclosure Letter together with true and complete copies of all documents relating to the Facilities.

2. The Company has no bank or deposit accounts (whether in credit or overdrawn) except for those detailed in the Disclosure Letter.

3. The Company is not nor will it at any time prior to Completion be in default under the terms of any borrowing made by it.

4. The total amounts borrowed by the Company under the Facilities do not exceed:-

4.1   the limits as set out in the Facilities; or

4.2 any limitation on borrowing powers contained in its Articles of Association or in any debenture or other agreement binding on it.

      Encumbrances

5. Accurate details of any Encumbrance or guarantee on the part of the Company are contained on the Disclosure Letter.

6.    In relation to such Encumbrances and relation to the Facilities:-

6.1 the Vendors have included in the Disclosure Letter true and correct copies of all relevant documents;

6.2 there has not been any alteration in the terms and conditions of any of the Facilities, all of which are in full force and effect;

6.3 so far as the Vendors are aware there has been no contravention of or non-compliance with any provision of any such document; and

6.4 none of the arrangements is dependent on the guarantee of or on any security provided by a third party.

7.    The Company has not:-

7.1   factored any of its debts;

7.2 engaged in financing or borrowing of a type which is not required to be shown or reflected in its statutory accounts;

7.3 since the Accounting Date repaid or become liable to repay or prepaid any loan or loan capital or the Facilities (or any part of them) or any other indebtedness in advance of its date of maturity; or

7.4 received notice from any lenders of money to it requiring repayment or intimating enforcement of any Encumbrance, and so far as the Vendors are aware there are no circumstances likely to give rise to any such notice.

8. The statements of the Company's bank accounts and of their credit or debit balances to be delivered at Completion and any such statements delivered prior to such date are and will be correct at close of business on Friday 3rd April 1998.

      Lending

9.    The Company:-

9.1   has not lent any money which has not been repaid to it; and

9.2 does not own the benefit of any debt (whether present or future) or the right to receive any monies other than (in each case) debts accrued to it in the ordinary course of its business.

(H) INSURANCES

1. Details of the material insurances of the Company are annexed to the Disclosure Letter.

      Status of cover

2. So far as the Vendors are aware nothing has been done or has been omitted to be done which could result in any of the Company's insurance policies:-

2.1   being or becoming void or voidable; or

2.2   not renewable on normal terms; or

2.3 there are no circumstances giving rise to or likely to give rise to any claim under any of the Company's insurance policies.

3. All premiums due in respect of the Company's insurance policies have been paid in full.

4.1 Any claims outstanding, pending, threatened or capable of arising against the Company of which the Vendors are aware in respect of any tort, damage, loss, accident or injury are detailed in the Disclosure Letter and are fully covered by insurance.

4.2 So far as the Vendors are aware there are no circumstances giving rise to or likely to give rise to any claim under any of the Company's insurance policies.

      Claims handling

5. The Company has notified its insurers promptly of any claim that may or might be made under any policies of insurance of which it is the beneficiary.

      Available cover

6. No application or proposal made by the Company for a policy of insurance of any kind whatsoever has been refused or rejected by any insurance company in whole or in part nor has the level of insurance cover provided by any policy of insurance in favour of the Company been reduced or in any way altered at the instance of the insurance company issuing such policy of insurance.

(I) DISPUTES/LITIGATION

      General

1. The Company is not engaged whether as Plaintiff or Defendant or otherwise in any litigation, criminal or arbitration proceedings before any Court, tribunal, statutory or Governmental body, department, board or agency and so far as the Vendors are aware no litigation, criminal or arbitration proceedings are pending or threatened by or against the Company and so far as the Vendors are aware there are no facts which are likely to give rise to the same or which are likely to give rise to proceedings in respect of which the Company would be liable to indemnify any person concerned.

      Orders or judgments

2. The Company is not subject to any order or judgment given by any court or governmental agency and has not been a party to any undertaking or assurance given to any court or governmental agency which is still in force nor (so far as the Vendors are aware) are there any facts or circumstances which (with or without the giving of notice or lapse of time) would be likely to result in the Company becoming subject to such an order or judgment or being required to be a party to any such undertaking or assurance.

      Enquiries

3. None of the Vendors, nor (so far as the Vendors are aware) the directors of the Company or any of its employees is the subject of any investigation, enquiry, process or request for information in respect of any aspect of the activities of the Company by any Governmental or European Communities body, department, board or agency or by any organisation charged with the supervision of any activities from time to time engaged in by the Company and so far as the Vendors are aware no such procedures are pending or threatened and so far as the Vendors are aware facts which are likely to give rise to any such procedure.

      Accident or injury

4. So far as the Vendors are aware there are no claims pending or threatened or capable of arising against the Company by any employee or workman or third party in respect of any accident or injury, which are not fully covered by insurance.

(J) GENERAL COMPLIANCE WITH STATUTES AND LICENCES

      General

1.1 The Company has obtained all material licences, consents, approvals, permissions, permits, test and other certificates and authorities (public or private) (together "Licences") necessary for the carrying on of its business in the places and in the manner in which such business is now carried on.

1.2 All Licences are accurately listed in the Disclosure Letter and are valid and subsisting.

1.3 The Vendors know of no reason or of any facts or circumstances which (with or without the giving of notice or lapse of time) would be likely to give rise to any reason why any of the Licences should be suspended, cancelled, revoked or not renewed.

2. The Company has conducted and is conducting its business in all material respects in accordance with all material applicable laws, rules, regulations, judgments, decisions, decrees, orders, or other requirements of any government, quasi government, statutory, administrative or regulatory body, court or agency (whether of the U.K. or elsewhere).

      Health and Safety at Work, etc. Act 1974

3. The Company has established procedures under and has complied in all material respects with all requirements from time to time in force under the Health and Safety at Work, etc. Act 1974 and all regulations made under that Act.

      Consumer Credit Act 1974

4. No consumer credit agreement or consumer hire agreement made by the Company as creditor or owner or in respect of which it is the supplier under a debtor-creditor-supplier agreement or linked transaction has been made in breach of the Consumer Credit Act 1974 or the regulations made under that Act.

      Data Protection

5.1 The Company has complied in all material respects with the provisions of the Data Protection Act 1984 and all regulations made under that Act (to the extent that it and they apply to the Company) and has established procedures to ensure continued compliance with all such legislation.

5.2 The Company has registered with the Registrar under the Data Protection Act 1984 in respect of all personal data which it owns and/or controls and for all purposes and the Company has complied with the Data Protection principles in relation to all such personal data and no requests have been made for subject access to any of such personal data.

5.3 The Company has not received any notice from either the Data Protection Registrar or a data-subject alleging non-compliance with the data protection principles or prohibiting the transfer of data, nor so far as the Vendors are aware has any individual claimed or will have the right to claim compensation from the Company under the Data Protection Act 1984 for loss or unauthorised disclosure of data.

      Competition

6.1   The Company:-

      6.1.1       has not committed or omitted to do any act or thing; and

      6.1.2 has not been and is not party to any agreement, practice or arrangement which in whole or in part:-

      (a) is subject to registration under the Restrictive Trade Practices Act 1976 and 1977;

      (b) contravenes or is invalidated (in whole or in part) by any provision of the Treaty of Rome, or any regulation or other enactment made under that Treaty;

      (c) contravenes or is invalidated (in whole or in part) by any other applicable competition, anti-trust, anti-monopoly or anti-cartel legislation or regulatory requirement;

      (d) contravenes the provisions of the Trade Descriptions Acts 1968 and 1972 or the Consumer Protection Act 1987; and/or

      (e) would or might result in a reference of a Consumer Trade Practice (within the meaning of the Fair Trading Act 1973), or be liable to reference to the Consumer Protection Advisory Committee under Part II of that Act, or which is the subject matter of a report to or of an order by the Secretary of State under that Act in each case so as to have a material adverse effect on the business of the Company.

6.2   So far as the Vendors are aware the Company has not:-


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

      6.2.1 engaged in any course of conduct which amounts to an anti-competitive practice within the meaning of the Competition Act 1980; and/or

      6.2.2 done any act or thing which is prohibited by the Resale Prices Act 1976

      Unlawful payments

7. The Company has not and no person for whose acts or defaults the Company may be vicariously liable has:-

7.1 induced a person to enter into an agreement or arrangement with a DMS Group Company by means of an unlawful or immoral payment, contribution, gift, or other inducement;

7.2 offered or made an unlawful or immoral payment, contribution, gift or other inducement to a government official or employee; or

7.3 directly or indirectly made an unlawful contribution to a political activity.

      Places of business

8. Save as disclosed in the Disclosure Letter the Company does not carry on or have a place of business or any branch or agency or other permanent establishment or (whether in the U.K. or elsewhere) other than at and from the Properties.

(K) CONTRACTS AND ARRANGEMENTS

      Standard terms

1. A copy of all standard terms and conditions on which the Company carries on business in included in the Disclosure Letter.

      Contractual relationships

2. There are not now outstanding with respect to the Company or to which the Company is a party:-

2.1 any material long term unusual or onerous contract or any contract not made in the ordinary course of business and there are no contracts or obligations practices arrangements or agreements outstanding of a nature or magnitude calling for special attention;

2.2 any joint venture, consortium or other partnership arrangement or agreement;

2.3 so far as the Vendors are aware any arrangements contractual or otherwise between the Company and any third party which will or may in accordance with its terms be terminated as a result of any change in the central management or shareholders of the Company or of the sale and purchase provided for in this Agreement or of compliance with any other provision of this Agreement;

2.4 any guarantee, warranty, undertaking or contract for indemnity or for suretyship under which the Company is under a prospective or contingent liability;

2.5 any agreement or arrangement entered into by the Company otherwise than by way of bargain at arms length or on arms length terms and in the ordinary course of the Company's business;

2.6 any contracts or arrangements of whatsoever nature binding on the Company which cannot be terminated without giving rise to any liabilities whatsoever on the part of the Company by the Company giving 3 months notice or less otherwise than in the ordinary course of business;

2.7 (so far as the Vendors are aware) any agreement or arrangement which cannot readily be fulfilled or performed by the Company in accordance with its terms and without undue or unusual expenditure or effort or without making a loss;

2.8 any agreement containing covenants limiting or excluding its right to do business and/or compete in any area or any field or with any person, firm or company;

2.9 so far as the Vendors are aware any agreement or arrangement which is or may be invalid or in respect of which there are grounds for its determination, rescission, avoidance or repudiation (whether by the Company or any other party);

      Tenders

3. No offer, tender or the like, given or made by the Company on or before the date of this Agreement and still outstanding is capable of giving rise to a contract merely by a unilateral act of a third party other than in the ordinary course of business as previously carried on and provided that the scale of such matters is comparable with the existing business of the Company.

      Documents

4. All deeds or agreements or documents to which the Company is a party which ought to be in the possession of the Company are in the possession of the Company or its professional advisers.

5. The material contracts (the "Material Contracts") which are significant to the trading of the Company are detailed as such in the Disclosure Letter.

(L) INTELLECTUAL PROPERTY RIGHTS

      General

1.1 The Disclosure Letter lists all Intellectual Property Rights in respect of which the Company has been registered as proprietor or in respect of which application for registration in the name of the Company has been made. So far as the Vendors are aware none of such registrations or applications is the subject of any opposition, cancellation or other claim or attack.

2. So far as the Vendors are aware all Intellectual Property Rights purported to be used or required by the Company are owned by and vested in the Company.

3. So far as the Vendors are aware all renewal fees in respect of any registrations of the Intellectual Property Rights have been paid on time.

4. The Company does not use any name or logos in carrying on its business other than its corporate name.

5. No disclosure has been made to any person other than the Purchaser of any of the know-how or financial or trade secrets of the Company except properly and in the ordinary course of business or on the footing that such disclosure is to be treated as being of a confidential nature.

      Software/Hardware

6. To the extent that the Company does not own any of the software which it uses or purports to use, it is licensed to use such software on terms which are perpetual and royalty free and which do not contain any unusual or onerous conditions and none of such licences will be subject to termination or variation by reason of the proposed acquisition of the Company by the Purchaser.

7. So far as the Vendors are aware all software and hardware used or purported to be used by the Company is covered by a fully enforceable maintenance agreement and the terms of all such maintenance agreements are contained in the Disclosure Letter.

8. All facilities and communications networks necessary for the continued use and operation of the hardware and the software which is used and/or purported to be used by the Company is owned by or licensed or leased to the Company free of encumbrances and so far as the Vendors are aware any such licences or leases are not capable of termination or variation by reason of the proposed acquisition of the Company by the Purchaser.

9. So far as the Vendors are aware neither the hardware nor the software owned and/or used by the Company has been affected by any defects or faults which have caused any material interruption to the Company's business at any time during the 5 years prior to the date of this Agreement.


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

10. The software and hardware presently used by the Company in the carrying out of its business permits it to do so in a reasonably proper and efficient manner, is functional and so far as the Vendors are aware there is no reason why such software and hardware should require modification, replacement or enhancement to permit the Company to carry out its business in a proper and efficient manner over the next 12 months.

11. The Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means which are not under the exclusive ownership or direction of the Company including all means of access.

(M) EMPLOYEE DETAILS

1. Details of the names and addresses, dates of birth, dates of commencement of employment or appointment to office, salaries and terms and conditions of employment of all of the employees and officers of the Company including all remuneration payable (including accrued holiday pay), participation in benefit schemes such as BUPA, Pension, Company car etc., any profit sharing, commission, incentive or discretionary bonus arrangements to which the Company is a party (whether legally binding on the Company or not) and all other benefits provided which the Company is bound to provide (whether now or in the future) to each officer and employee of the Company are set out fully and accurately in the Disclosure Letter.

      Contracts of Employment

2.    There are not now outstanding:-

2.1 any service agreements or contracts between the Company and any of its directors, officers, executives or employees which cannot be terminated by the Company by 12 weeks notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment);

2.2 any recognition or other agreement or arrangement (whether or not legally binding) between the Company and any trade union or other body representing its employees;

2.3 any liabilities of the Company for industrial training levy or for any other statutory or Governmental levy or charge; or

2.4   training schemes, or similar arrangements or proposals.

      Claims and liabilities

3.1 There are no outstanding claims against the Company by any person who is now or has been an officer or employee of or consultant to the Company and no disputes have during the preceding three years arisen between the Company and any material employees or with any consultant and so far as the Vendors are aware there are no present circumstances which are likely to give rise to any such dispute.

3.2 The Company has at all times complied in all material respects as regards all its employees with the Employment Rights Act 1996 as amended; the Company is not under any present future or contingent liability to pay compensation for loss of office or employment to any ex-officer or ex-employee and no payments are now due by the Company under the Employment Rights Act 1996.

4.    Since the Accounting Date:-

4.1 no liability to pay compensation of any kind or any payment of any kind to any person who is or has been a director or other employee has been or so far as the Vendors are aware will pending Completion be incurred by the Company, whether under the Employment Right Act 1996, or otherwise howsoever; and

4.2 no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination or suspension of employment or variation of any contract of employment of any present or former director or employee nor will any such payment be made or promised prior to Completion.

5. There are no employees of the Company whose continuous period of employment for the purposes of redundancy payments or compensation for unfair dismissal would include any employment by any other person, firm or company prior to the commencement of their employment with the Company.

6. There is no consultancy agreement with the Company or any agreement for management services nor except as disclosed in the Disclosure Letter any contract of service with any director of the Company.

      Remuneration

7. Save as disclosed in the Disclosure Letter no director or employee of the Company is remunerated on a profit-sharing or bonus or commission basis of any nature whatsoever.

8. There is no amount owing to any present or former director or employee of the Company other than for remuneration accrued due or for reimbursement of business expenses.

      Compliance

9. The Company has in relation to each of its employees and former employees complied with:-

9.1 all material obligations imposed on it by all statutes, regulations and codes of conduct and practice relating to or affecting the employment of its employees or in relation to any trade union and has maintained current, adequate and suitable records regarding the service and terms and conditions of employment of each of its employees;

9.2 all collective agreements, recognition agreements and customs and practices for the time being dealing with such relations or the conditions of service of its employees; and

9.3 all relevant orders, awards and recommendations of a material nature made under any relevant statute, regulation or code of conduct and practice affecting the conditions of service or otherwise in relation to its employees or former employees.

      Redundancies

10. Within the period of one year ending on the Completion Date the Company has not:-

10.1 given notice of any redundancies to the Secretary of State or started consultations with any independent trade union, or unions, under the provisions of Chapter 2 of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with any obligation under the said Chapter 2; or

10.2 been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981.

11. Since the Accounting Date no change has been made in the rate of remuneration or the endowment or pension benefits of any Director or employee or consultant or in the terms of employment of any officer or senior executive. Save as set out in the Disclosure Letter no negotiations for any increase in the remuneration or benefits of any officer or employee of the Company are current or likely to take place within six months after Completion.

      Share option schemes, etc.

12. None of the following are in existence and there are no proposals for any of the following:-

      -     profit sharing schemes;

      -     share option schemes;

      -     "phantom" share option schemes;

      -     profit related pay schemes;

      -     Employee share ownership trusts under the Finance Act 1989; or

      -     Employee Benefit trusts.

13. The Service Agreements for each of the following Divisional Directors of the Company are in identical terms (other than as to rates of remuneration and commencement dates disclosed in the Disclosure Letter) as that for Mr Roy Harris included in the Disclosure Bundle:-

13.1  David Reid;

13.2  Tim Clarke; and

13.3  Elaine Whatthey.

(N) PENSIONS

In this section (N) the following words and expressions shall have the following meanings:-

"Defined Contribution Scheme" means a scheme under which the amount of the benefits payable to or in respect of a member of the scheme is calculated by reference to the contributions made to the scheme by and in respect of the member;

"Personal Pension Scheme"     means any personal pension scheme approved or
                              provisionally approved for the purposes of Chapter
                              IV of Part XIV of the ICTA 1988 to which contributions have been made or are intended to be made pursuant to any agreement, arrangement, custom or practice;

"Scheme 1"                    means the Delta Air & Road Transport Limited
                              Pension Plan established with effect from 1
                              November 1986 by a Declaration of Trust dated 29
                              October 1986 insured with Allied Dunbar;

"Scheme 2"                    means the Delta Air & Road Transport Plc Executive
                              Pension Plan established for the benefit of Mark
                              Adam Winton insured with Legal & General under
                              Policy Number U814769;

"Scheme 3"                    means the small self administered scheme known as
                              The Delta Retirement Benefits Scheme established with effect from 31 March 1998 by a Trust Deed insured with Sun Life subject to approval by the Inland Revenue;

"Scheme 4"                    means the group personal pension schemes
                              established with Allied Dunbar under Policy Number
                              S14108/033 and S10085/947;


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

"Scheme 5"                    means the group personal pension scheme
                              established with Scottish Mutual;

"Schemes"                     means collectively Scheme 1, Scheme 2, Scheme 3,
                              Scheme 4 and Scheme 5;

"1993 Act"                    means the Pension Schemes Act 1993;

"1995 Act"                    means the Pensions Act 1995.


1. Particulars of all obligations of and promises made by the Company (whether legally enforceable or not) to provide relevant benefits (as defined in Section 612(1) of the ICTA 1988) or to pay any gratuity or to provide retirement, death, disability, sickness, or other like benefit or to contribute to or participate in any scheme or any arrangement providing any such benefits for or in respect of any employee of the Company have been disclosed to the Purchaser in the Disclosure Letter.

2. In relation to the Schemes all relevant material details are contained in the Disclosure Letter.

3. Apart from the establishment of Scheme 3 there are no proposed amendments to Scheme 1 or Scheme 2.

4. A list of the active members of each of the Schemes is attached to the Disclosure Letter.

5. A copy of any agreement with any person providing services of any nature in connection with Scheme 4 and Scheme 5 including, without limitation, investment management or advisory services is also attached to the Disclosure Letter.

6. Details of the regular monthly contributions payable in respect of active members are attached to the Disclosure Letter.

7. Scheme 1 and Scheme 2 are approved as an exempt approved scheme within the meaning of Chapter I of Part XIV of ICTA 1988 and Scheme 4 and Scheme 5 are exempt approved under Chapter IV of Part XIV of ICTA 1988 and each employee of the Company who has been admitted to or promised admission to membership of the Vendor's Pension Scheme has been admitted or promised admission on terms which are consistent with such continued approval. The Vendor is not aware of any reason why such approval should be withdrawn nor why Scheme 3 should not be similarly approved as an exempt approved scheme within the meaning of Chapter 1 of Part XIV of the ICTA 1988.

8. No payment or repayment of any of the assets of Scheme 1, Scheme 2 or Scheme 3 has been made to the Company or to any employee of those schemes since the date of the most recent scheme accounts annexed to the Disclosure Letter.

9. The trustees of Scheme 1, Scheme 2 and Scheme 3 have legal title to all the assets of those schemes and there are no encumbrances over any such assets.

10. At the date of this Agreement there is no contribution due but unpaid nor any amount to be transferred into the schemes which remains outstanding.

11. Scheme 1, Scheme 2 and Scheme 3 are Defined Contribution Schemes. No assurance, promise or guarantee (whether oral or written) has been made or given to any member of Scheme 1, Scheme 2 and Scheme 3 of any particular level or amount of benefits to be provided for or in respect of him under those schemes on retirement, death or leaving service.

12. The Company may terminate any obligation it may have to contribute to the Scheme 1 and Scheme 2 without incurring any liability to any member of those schemes under any agreement or arrangement with the member. As to Scheme 3 the Company has agreed to pay (pound)300.00 per month plus indexation in respect of each member, subject thereto the rules of the Scheme permit such termination.

13. There do not exist any loans from Scheme 1, Scheme 2 or Scheme 3 to the Vendors, the Company or to any member or beneficiary of those schemes, or to any third party and there are no employer related investments (as defined in Section 112 of the 1993 Act).

14. Scheme 1, Scheme 2 and Scheme 3 are not and never have been a contracted-out scheme for the purposes of the Pension Schemes Act 1993 and at all times have complied fully with all applicable legislation.

15. All consulting, actuarial, trusteeship and other fees, charges and expenses of whatever nature with respect to the Schemes have been paid and no services have been rendered for which an account or invoice has not been delivered to and paid by the Company. All costs, charges and expenses are met by the Company.

16. There are no current disputes concerning benefits nor are there any other claims or other proceedings or dispute in respect of Scheme 1, Scheme 2 and Scheme 3 by or against the Trustees or administrators of Scheme 1, Scheme 2 and Scheme 3 or the Company in respect of the Schemes and none is pending or threatened.

17.   No part-time employee has been excluded from membership of the Schemes.


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

18. The Company and the trustees of Scheme 1, Scheme 2 and Scheme 3 have not incurred any penalties, fines or other sanctions under the 1995 Act and there are no circumstances which may give rise to any such penalties, fines or sanctions.

19. The Company is the only employer for the time being participating in the Schemes.

20. There is set out in or annexed to the Disclosure Letter a statement of the basis on which the Company has undertaken to contribute to Scheme 4 and Scheme 5 which are Personal Pension Schemes and the rate and the amount of the contributions in respect of each member of those schemes payable on the date of this Agreement.

21. No assurance, promise or guarantee (whether oral or written) has been made or given to any member of Scheme 4 and Scheme 5 of any particular level or amount of benefits to be provided for in respect of him under those schemes on retirement, death or leaving service. The Company may terminate any obligation it may have to contribute to Scheme 4 and Scheme 5 without incurring any liability to any member of these Schemes under any agreement or arrangement with the member.

(O) THE PROPERTIES

      Ownership

1.1 The information contained in Schedule 4 is true and accurate in all material respects.

1.2 Other than as contained in the Disclosure Bundle there are no other deeds documents or agreements which govern the Company's right to use and occupy the Properties

2.    The Company is the legal and beneficial owner of the Properties.

3.1   The Company has exclusive possession of each of the Properties.

3.2 So far as the Vendors are aware the principal point of access to the Material Properties is directly from a highway maintainable at the public expense or over land in respect of which the Company has a right of way which is unrestricted as to hours of use or otherwise (other than as restricted by the Leases or planning requirements) and is held for the same interest or estate as the Company's interest in such Material Property.

3.3 So far as the Vendors are aware all material easements and rights necessary for the current use of the Material Properties are enjoyed by the Company are held for a term co-terminous with the lease under which such Material Property is held and are unrestricted as to hours of use or otherwise.

4. The Properties are leasehold or occupied under licence (written or unwritten) and comprise all the Properties owned by the Company or occupied by it under licence or in which the Company has any other interest.


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      Third party rights

5. Each of the Properties and their title deeds are free from any Encumbrance, rent charge or in the case of the Material Properties other third party right whether in the nature of security or otherwise.

6.1 There is no material encumbrance, agreement for sale, lease, agreement for lease to any third party, condition, restrictive covenant or any other encumbrance in respect of the Material Properties or any part of them

6.2 The Properties are not subject to the payment of any outgoings (except the usual rents, rates and taxes and payment, under the Leases) nor are there any persons in unlawful possession or occupation of or who have or claim any rights or easements of any kind in respect of the Material Properties or any part of them materially adverse to the estate, interest, right or title of the Company.

7.    The Company:-

7.1 has paid all rent, insurance, service charges, and other material outgoings that may be payable in respect of the Properties and no rent payable in respect of any Property is currently the subject of review; and

7.2 has, so far as the Vendors are aware, performed and observed all material covenants agreements, bye-laws, conditions, orders, planning consents and regulations affecting the Properties and requiring observance or performance by it in all material respects and no written notice of any breach of any such matters has been received.

      Compliance

8. So far as the Vendors are aware the Company has at all times complied with the Factories Act 1961, the Public Health Acts 1875 to 1961, the Offices Shops and Railway Premises Act 1963 and the Health and Safety at Work etc. Act 1974 in all material respects.

9.    There are not in respect of the Properties or any part of any of them:-

9.1 outstanding notices or orders issued by, or any agreement with, any local or other authority which have been served on the Company;

9.2 proceedings which have been served on the Company in respect of any infringement of the building bye-laws or any monetary claim or liability (contingent or otherwise) under Town & Country Planning legislation or regulations;

9.3 enforcement or stop notice under the Town and Country Planning legislation or relevant regulations which have been served on the Company; or


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

9.4 order or resolution for the compulsory acquisition of the Properties or any part of them by any authority or any notice for closing, demolition, clearance or requisition nor are the Properties or any part of them in a Comprehensive Development Area or the subject of a Declaratory Order which in each case have been served on the Company;

      AND, so far as the Vendors are aware, no written notice has been served on the Company of proposals in relation to any of the matters referred to in this clause.

10. So far as the Vendors are aware the Properties have been constructed for purposes permitted under the provisions of the Town and Country Planning legislation, orders and regulations applicable to them and in accordance with the requirements of the relevant local or other authorities and the use or intended use of each of the Properties complies in all material respects with such legislation, orders and regulations and is not likely to be adversely affected by planning proposals

      General

11. The Company has not at any time assigned or otherwise disposed of any real property in respect of which it has any actual or contingent liability under any covenant or obligation relating to such real property.

(P) ENVIRONMENTAL MATTERS

      Additional Definitions

      For the purposes of these following warranties:-

      "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, petroleum products, dangerous, hazardous or toxic substances and any materials capable of causing harm (as defined in Section 1(4) of the EPA
      1990) including in particular but without limitation the substances prescribed in Schedules 4, 5 and 6 of the Environmental Protection (Prescribed Processes and Substances) Regulations 1991;

      "Controlled Waste" means waste, the disposal, storage, deposit, treatment, transfer, transportation or recycling of which is subject to Environmental Legislation.

1. The Company has not committed (by act or omission) or permitted any material breach, violation or infringement of any Environmental Legislation and there are no circumstances that may give rise to any such breach and so far as the Vendors are aware there are no current investigations or pending prosecutions involving the Company or any of its directors, officers or employees relating to or brought under Environmental Legislation.

2. The Company has not disposed of any material in such a way as to be in material breach of Environmental Legislation or in material breach of any licence, consent or authority.


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3.    So far as the Vendors are aware there has not been any act or omission of the Company prior to Completion or any other matter or circumstance which would materially affect or inhibit the ability of the Company to continue to use the Properties or to carry on its business after Completion in the same manner and for the same purposes as the Company used and carried on the same before Completion.

4. The Company has received no written notice of proceeding or other action of whatever nature is pending, or is threatened or under consideration to impose any penalty applicable under any Environmental Authorisation or related legislation.

5. The Company is not involved and has not been involved in any prosecution, litigation or regulatory proceedings relating to Environmental Legislation and has not received any notice of such prosecution litigation or regulatory proceedings are pending or threatened by or against the Company.

6. Neither the Company or Properties whilst in the ownership or occupation of the Company have been the subject of any environmental audit, evaluation or assessment so are as the Vendors are aware.

7. The Company has not been refused a policy of insurance relating to its environmental liability or otherwise or been granted insurance subject to exclusions or excesses.

(Q) TAXATION

1.    General

1.1 All returns, computations, notices and information which are or have been required to be made or given by the Company for any Taxation purpose have been made or given within the period required by law and have been prepared on a proper basis and are up to date and correct; none of them is now the subject or so far as the Vendors are aware likely to be the subject of any dispute with the Revenue, and so far as the Vendors are aware none was nor will give rise to any disallowance of relief, allowance, deduction or credit, or any assessment (including any claim by the Revenue for any penalty, interest, surcharge or fine).

1.2 No Taxation authority has investigated in the last 6 years or indicated that it intends to investigate the Tax affairs of the Company or carried out any audit in relation to the Tax affairs of the Company other than routine queries in relation to corporation tax returns PAYE, NI and VAT.

1.3 The Company has paid all Taxation which it has become liable to pay and is not, and has not in the six years ending on the date of this Agreement been liable to pay a penalty, surcharge, fine or interest in connection with Taxation or the submission or failure to submit any returns.


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

1.4 The Company has, where required by law, given notice within the time limits prescribed by law to the Revenue that it is chargeable to Taxation and the Company has not become liable or been assessed to any penalty or interest in respect of any returns filed or submitted outside the statutory time limits or omitted to be so filed or submitted.

1.5 All Taxation liabilities of the Company including contingent and deferred liabilities as at the Accounting Date are adequately provided for or reserved in the Audited Accounts.

1.6 The books and records of the Company are up-to-date and contain sufficient detail in appropriate form to enable the Taxation liability of the Company to be established, and to determine the Tax consequences which would arise on any disposal or realisation of any asset owned at the Accounting Date or acquired since that date but before Completion.

1.7 No Event has occurred as a result of which the Company has or may become liable to pay or to bear any Taxation which is primarily or directly chargeable against or attributable to any person, firm or company other than the Company.

1.8 The execution or completion of this Agreement will not result in any profit or gain being deemed to accrue to the Company for Taxation purposes.

1.9 Since the Accounting Date the Company has not been involved in any transaction which has given or may give rise to a liability to Taxation on the Company (or would have given or might give rise to such a liability but for the availability of any relief, allowance, deduction or credit) other than corporation tax on normal trading income of the Company (excluding chargeable gains or deemed income) arising from transactions entered into in the ordinary course of business.

1.10 Since the date of the end of the last accounting period for which the corporation tax position has been agreed with the Inland Revenue the Company has not been engaged in any transaction or arrangement in respect of which there may be substituted for the consideration given or received by the Company a different consideration for Taxation purposes.

1.11 No notice has been given or enquiry made nor are there grounds for any such notice or enquiry to be made in the future pursuant to section 770 ICTA 1988.

1.12 There are no liens or charges in respect of Taxation upon any property or assets of the Company.

1.13 The Disclosure Letter contains full and accurate particulars of any transaction in respect of which the Company is required to make a return or provide information to a Taxation authority, where such return or information will not have been provided at Completion.


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

1.14 No action has been taken by the Company in the last six years in respect of which any consent or clearance from the Revenue was required or available under statute save in the circumstances where (i) such consent or clearance was validly obtained (all facts and circumstances material to the matter having been fully and accurately disclosed) before the action was taken, and (ii) any conditions attaching thereto were, at the time the action, if any, was taken and will, immediately following Completion, continue to be, met; and no event has happened or circumstance arisen by virtue of which the consent or clearance may become invalid or be withdrawn.

1.15 The Disclosure Letter sets out particulars of any special agreement or arrangement between the Company and the Revenue as a result of which the Company is permitted not to comply with its statutory obligations and the Company has not taken any action which has or may have the effect that any such agreement or arrangement may not apply or may be withdrawn.

1.16 There are set out in the Disclosure Letter particulars of all matters in respect of which the Company may make a claim, election, appeal, application for postponement or disclaimer where the time limit to such entitlement will expire within six months of Completion.

2.    Reliefs and Deductions

2.1 All rents, interest, annual payments and other sums of an income nature paid during, or in respect of, the six years ending on the Accounting Date or payable by the Company or which the Company is under an obligation to pay in the future are wholly allowable as deductions or charges on income in computing profits for the purposes of corporation tax.

2.2 The Company has not made any payment to or provided any benefit for any officer or employee during the six years ended on the Accounting Date which is not or was not allowable as a deduction in calculating the profits of the Company for Taxation purposes in the accounting period in which it was paid.

2.3 There has been no cessation or discontinuance of any trade or trading activity carried on by the Company nor has the scale of any activities in any trade carried on by the Company within three years hereof become small or negligible.

2.4 The Company has not during the three years ending on the Accounting Date made any claim under:-

      (a)   Section 242 ICTA 1988; or

      (b)   Section 584 ICTA 1988.


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

3.    PAYE National Insurance and other Withholding Tax

3.1 All income tax under the Pay As You Earn system and payments due in respect of employees' National Insurance contributions have been deducted from all payments made or treated as made by the Company and have been duly paid by the Company to the Revenue in the appropriate manner, and the Company has in all material respects complied with all its reporting obligations in connection with all payments to and benefits provided for employees and directors of the Company.

3.2 No PAYE audit has been made in respect of the Company by the Revenue nor has the Company been notified that any such audit will be made.

3.3 The Company has accounted to the Revenue, as required by law, for all secondary Class 1 and Class 1A National Insurance Contributions which it is required by law to make.

3.4 All payments by the Company which ought to have been made under deduction of Tax have been so made and the Company has (if required by law to do so) accounted to the Revenue for the Tax so deducted, including in particular any under the tax deduction scheme contained in Chapter IV of Part XIII ICTA 1988 (Sub-Contractors in the construction industry).

4.    Financing

4.1 The Company has not at any time after 5 April 1965 repaid or agreed to repay or redeemed or agreed to redeem or purchased or agreed to purchase any shares, of any class, of its issued share capital.

4.2 The Company has not at any time after 5 April 1965 capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves of any class or description or passed or agreed to pass any resolution to do so.

4.3 No securities (within the meaning of Section 254(1) ICTA 1988) issued by the Company and remaining in issue at the date hereof were issued in circumstances such that the interest payable thereon falls to be treated as a distribution under Section 209(2)(d) or (da) or (e) ICTA 1988.

4.4 The Company has not made or received any distribution which is an exempt distribution within Section 213 to 218 ICTA 1988 (Demergers) nor has it made or received a chargeable payment as defined therein.

4.5 The Company has not received any capital distribution to which the provisions of Section 189 TCGA 1992 (capital distribution of chargeable gains: recovery of tax from Shareholders) could apply.


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

4.6 The Company has not issued any shares under the provisions of Sections 249 to 251 ICTA 1988 (Scrip Dividends) nor does the Company own any such share capital as described in Section 249(1) ICTA 1988.

4.7 The Company has not, since the Accounting Date, made any payment which is, or will be treated as, a distribution for Taxation purposes.

4.8 The Company has not made any election under section 246A ICTA 1988 that any dividend should be treated as a foreign income dividend.

4.9   The Company is not a party to any loan relationship within the meaning of
      Section 81 Finance Act 1996 with a person with which it is connected so that Section 87 Finance Act 1996 applies.

4.10 The Company uses an accruals basis as its authorised accounting method for the purpose of Chapter II Part IV Finance Act 1996.

4.11 No loan relationship entered into by the Company has an unallowable purpose within paragraph 13 Schedule 9 Finance Act 1996.

5.    Groups

      The Company has never been part of a group for any Taxation purpose other than the group comprising the Company and the Dormant Subsidiary.

6.    Close Company Provisions

6.1 The Company has been in respect of each accounting period ended within the six years prior to the Accounting Date, a close company within Section 414 ICTA 1988.

6.2 The Company has at all times in its current accounting period complied with section 13A(2) ICTA 1988.

6.3 No distribution falling within Section 418 ICTA 1988 has been made by the Company.

6.4 No loan or advance within Section 419 ICTA 1988 has ever been made by the Company.

6.5 The Company does not have any interest whether direct or indirect in any company on the disposal of the assets of which a liability could arise under Section 13 TCGA 1992.

7.    Capital Gains Tax

7.1 If each of the capital assets of the Company were disposed of for a consideration equal to the book value of that asset in, or adopted for the purpose of, the Audited Accounts,


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

      no liability to corporation tax on chargeable gains would arise by reason of any such disposal and for the purpose of determining whether any such taxation would arise there shall be disregarded any relief or allowance available to the Company other than amounts falling to be deducted in calculating the amount liable to Taxation.

7.2   The Company has not taken part in any transaction in respect of which section 176 TCGA 1992 could apply to reduce any allowable loss.

7.3 No charge to Tax will arise under ss 178-181 (inclusive) TCGA 1992 (company ceasing to be member of a group) on the sale of the Company pursuant to this Agreement or on the sale of the Company at any time in the six years following the date of this Agreement.

7.4 The Company does not own any shares or securities acquired as a "new holding" under the provisions of Sections 126 to 130 (inclusive) as extended by Sections 132, 135, and 136 TCGA 1992.

7.5 The Company has not made any such election as is referred to in Section 35(5) TCGA 1992 (31 March 1982 rebasing) nor has it been treated by paragraph 8 Schedule 3 TCGA 1992 as having made an election that all disposals shall fall outside section 35 TCGA 1992.

7.6 The Company has not engaged in any transactions which may hereafter result in an adjustment being made, under Sections 29, 30, 31, 32, 33 or 34 TCGA 1992 of the consideration received on any future disposal (value shifting).

7.7   The Company has not made a claim or election under any of the following:-

      (a) Section 279 (foreign assets:delayed remittance), Section 23 (capital sums:compensation and insurance money), Section 24 (assets lost or destroyed or whose value becomes negligible) or Section 48 (consideration due after time of disposal) TCGA 1992; or

      (b) Section 242 (small part disposals), Section 243 (disposal of authority with compulsory purchase powers), Section 244 (part disposal:consideration exceeding allowable expenditure), Section 247 (roll-over on compulsory acquisition), Section 152 or Section 153 (roll-over on replacement of business assets) or Section 161(3) (appropriation to trading stock) TCGA 1992; nor has any claim under those sections been made by any other company so as to affect the base cost of any of the Company's assets for the purpose of calculating chargeable gains.

7.8 The Company is not entitled to any capital loss to which Section 18(3) TCGA 1992 applies (transactions between connected persons).


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

7.9 No gain chargeable to corporation tax will accrue to the Company on the disposal of any debt owing to the Company.

7.10 The Company has not appropriated any of its assets to or from trading stock since the Accounting Date.

7.11 The Company has not disposed of or acquired any asset in circumstances such that section 17 TCGA 1992 did or could apply to determine the consideration deemed to be given on such disposal or acquisition.

8.    Capital Allowances

8.1 All necessary conditions for all capital allowances (as defined in section 832(1) ICTA 1988 claimed by the Company were at all material times satisfied and (to the extent allowances on such assets are still being claimed) remain satisfied.

8.2 None of the assets, expenditure on which has qualified for a capital allowance under Chapters I or II of Part I CAA 1990 (industrial buildings), has at any time since such expenditure was incurred been used otherwise than as an industrial building or structure as defined in
      Section 18 CAA 1990.

8.3 The Company is not and has not been the lessee under any leases of plant or machinery save for the leases specified in the Disclosure Letter (references to the "Leases" and a "Lease" shall be construed accordingly).

8.4 The machinery and plant subject to the Leases has in the period which is the requisite period (as defined by section 40 CAA 1990) in respect of any expenditure incurred by an owner or lessor been used and only been used for a qualifying purpose (as defined in section 39 CAA 1990).

8.5 No asset subject to a Lease has at any time been leased by the Company or its lessees to a person who is not resident in the UK and who does not use the machinery or plant for the purposes of a trade carried on there.

8.6 The Vendors are not aware of any Revenue investigation, Revenue enquiry or other circumstance which indicates that any person who is or was a lessor or owner of equipment subject to any of the Leases will or may be denied the first year allowances, writing down allowances or other Tax treatment by reference to which the rent under that Lease was calculated.

8.7 The Company has not taken or granted a lease of any assets in respect of which an election has at any time been made under section 53 or 55 CAA 1990.

9.    VAT


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

9.1 For the purposes of this warranty 9 the "VAT legislation" means VATA 1994 and all regulations made or imposed thereunder (or under any earlier enactment of which VATA 1994 is a consolidation) and any other statutes or other provisions relating to value added tax including EC Directives and regulations.

9.2 The Company is a registered taxable person for the purposes of the VAT legislation (and has been so registered at all times that it has been required to be so registered by the VAT legislation).

9.3 The Company has complied in all respects with the VAT legislation and has made and maintained at the date hereof full complete correct and up to date records invoices and other documents appropriate or requisite for the purposes of such legislation and has at all times punctually paid and made all payments and returns required under the VAT legislation and has complied with the terms of any agreement reached with HM Customs and Excise.

9.4 The Company is not in arrears with any payment or returns due under the VAT legislation, and has not in the past six years been in default in respect of any accounting period, as the terms "default" and "accounting period" are used in Section 59 VATA 1994 (the default surcharge), nor has it received any warning within Section 76(2) VATA 1994 in the last 6 years.

9.5 The Company is not liable to any abnormal or non-routine payment of VAT or to any forfeiture or penalty or to the operation of any penal provision and has not been required by the Commissioners of Customs & Excise to give security.

9.6 The Company is not and has never been treated as a member of a group of companies for VAT purposes.

9.7 The Company is not and will not become liable for VAT by virtue of Section 47 VATA 1994 (agent manager or factor of any person who is not resident in the United Kingdom).

9.8 The Company has not been partially exempt for any VAT accounting period at any time in the six years prior to Completion and will not in respect of supplies invoiced to it prior to Completion be denied credit for any input tax.

9.9 Neither the Company nor any company of which the Company is a relevant associate within the meaning of paragraph 3(7) Schedule 10 VATA 1994 (election to waive exemption) has elected to waive exemption under paragraph 2 of the said Schedule in relation to any land, except as disclosed in the Disclosure Letter, and any elections so disclosed are valid and have effect and have not been revoked.

9.10 There are no circumstances as a result of which an election to waive exemption may be ineffective by reason of Section 37 Finance Act 1997.


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

9.11 No notice has been received by the Company and the Company is not aware of anything which indicates that the grant to the Company of any interest in or right over land or of any licence to occupy land is and will continue to be other than an exempt supply for VAT purposes.

9.12 The Company owns no assets which are treated as capital items the input tax on which may be subject to adjustment in accordance with the VAT Capital Goods Scheme as set out in Part XV of the Value Added Tax Regulations 1995 (SI1995/2518).

9.13 The Company has not during the last ten years acquired any assets in the circumstances described in section 44 VATA 1994 (transfer of going concern to member of partially exempt VAT group).

10.   Stamp Duty

10.1 All documents which form part of the title of the Company to any asset or in the enforcement of which the Company is or may be interested have been duly stamped and (where appropriate) adjudicated.

10.2 The Company has not been a party to any transactions whereby the Company was or is or could become liable to stamp duty reserve tax.

11.   Anti-avoidance

11.1 All particulars furnished to the Revenue and the Revenue's response in connection with any application for any consent or clearance on behalf of the Company under any of the following provisions:-

      o     Section 139 TCGA 1992 (company reconstruction: transfer of assets);

      o     Section 138 TCGA 1992 (company reconstructions);

      o     Section 707 ICTA 1988 (transactions in securities); and

      o     Section 776 ICTA 1988 (transactions in land);

      (a)   is included in the Disclosure Letter;

      (b) fully and accurately disclosed all facts and circumstances material to the decision of the Revenue and:-

            o any such consent or clearance as was given is valid and effective; and


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

            o any transaction for which such consent or clearance was obtained has been carried into effect (if at all) only in accordance with the terms of the relevant application and consent or clearance.

11.2 The Company has not in the six years preceding the date of this Agreement been a party to any transaction in respect of which the Company, its directors or advisers considered that there was a material risk that the Company could be liable to Taxation:-

      (a)   under the provisions of Part XVII ICTA 1988 (Anti-Avoidance); or

      (b) as a result of the principles enunciated by the House of Lords in the line of cases including Furniss v Dawson, Craven v White and McGuckian V IRC

            and concluded that such a risk was too remote to make provision therefor in the relevant accounts of the Company.

11.3 The Company does not have and never has had any interest in a controlled foreign company as defined in Section 747 ICTA 1988.

12.   Inheritance Tax

12.1  The Company has made no transfer of value within Sections 94 or 99 IHTA
      1984.

12.2 No person has the power under Section 212 IHTA 1984 to raise any capital transfer tax or inheritance tax by the sale of or charge over any of the Company's assets.

12.3 There is no unsatisfied liability to capital transfer tax or inheritance tax attached or attributable to the assets of the Company or the shares of the Company, and neither the assets nor the Shares are subject to any Inland Revenue charge as is mentioned in Section 237 IHTA 1984.

13.   Residence

13.1 The Company has been resident in the United Kingdom for Taxation purposes at all times since its incorporation and will be so resident at Completion.

13.2 No election has been made by the Company as the principal company (as defined in section 187 TCGA 1992) (postponement of charge on deemed disposal of assets by company ceasing to be resident in the United Kingdom) nor has any company over which the Company had control or which was a member of the same group of companies as the Company ceased to be resident in the United Kingdom otherwise than in compliance with section 185 TCGA 1992.

13.3  The Company is not nor at any time has been:-


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

      (a)   a dual resident company within section 188 TCGA 1992;

      (b) a company to which section 11 ICTA 1988 applies or is likely to apply;

      (c)   a dual resident investing company within section 404 ICTA 1988.

13.4 The Company has not made and is not entitled to make any claims under Part XVIII ICTA 1988.

13.5 The Company is not liable to be assessed to Tax as the branch or agent of a non-resident person, whether under section 78 Taxes Management Act 1970, Sections 126 to 129 Finance Act 1995 or otherwise.

(R) VENDORS' AND DIRECTORS INTERESTS

      Conflict of interest

1. No Vendor and no person connected with any Vendor has any interest (direct or indirect) in any other company or business which competes or has competed with or has a close trading relationship with any business now carried on by the Company or so far as the Vendors are aware intends to acquire any such interest.

2.    There is not now outstanding:-

2.1 and there has not at any time during the past 5 years been outstanding any contract or arrangement; or

2.2   any indebtedness actual or contingent;

      to which the Company is a party and in which any Vendor or any Director of the Company or any person connected with any Vendor or Director of the Company is or has been interested, whether directly or indirectly.

3. The Company has not at any time entered into any arrangements of a type covered by Sections 320 or 330 of the Companies Act 1985.

4. The Company has not in contravention of the provisions of the Companies Acts or any equivalent legislation in relation to any of its Directors or any person connected with such Director:-

4.1 granted any loan or quasi-loan or entered into any guarantee or credit transaction; or

4.2 provided any security in connection with any such loan, quasi-loan, guarantee or credit transaction.


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      Finders' fees

5. No person is entitled to receive from the Company any finder's fee, brokerage or other commission in respect of or in connection with this Agreement or anything contained in it or the transactions contemplated by this Agreement the sale and purchase of the shares.

      Non-arm's length transactions

6. The Company is not a party to, nor has its profits or financial position during the past three years been affected by, any contract or arrangement which was not of an entirely arm's length nature.

(S) GOOD STANDING

      Insolvency procedures

1. No receiver, administrative receiver, judicially appointed manager or administrator has been appointed, nor, so far as the Vendors are aware, any notice given, petition presented or order made for the appointment of any such person, over the whole or any part of the assets or undertaking of the Company.

2. No petition has been presented, no order has been made and no resolution has been passed for the winding up of the Company or for the appointment of a liquidator or provisional liquidator of the Company.

      Compromise with creditors

3.1 No voluntary arrangement has been proposed or is in force under Section 1 of the Insolvency Act 1986 in respect of the Company.

3.2 No compromise or arrangement has been proposed, agreed to or sanctioned in respect of the Company.

      Solvency

4. The Company has not stopped payment of its creditors generally nor is it insolvent or unable to pay its debts as and when they fall due.

      Third party action

5. No unsatisfied judgment is outstanding against the Company and no demand has been served on the Company under Section 123(1)(a) of the Insolvency Act 1986.

6. No distress, execution or other process has been levied in respect of the Company which remains undischarged; nor so far as the Vendors are aware is there any unfulfilled or unsatisfied judgment or court order outstanding against the Company.

7. So far as the Vendors are aware no action is being taken by the Registrar of Companies to strike the Company off the register.


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      Investigations

8. So far as the Vendors are aware there are not pending, or in existence, any investigations or enquiries by or on behalf of any governmental or other body in respect of the affairs of the Company.

(T) INFORMATION

      Those documents contained in the Disclosure Bundle:-

      (1) were provided in good faith and after due and careful consideration of their contents in the reasonable belief that they accurately reflected the state of affairs of their subject matter; and

      (2) were when provided true in all material respects and so far as the Vendors are aware after due and careful consideration of their contents the documents in the Disclosure Bundle remain true in all material respects.


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                                   SCHEDULE 7

                              LIMITATIONS ON CLAIMS


1. The provisions of this Schedule shall operate to limit or reduce the liability of the Vendors in respect of claims under the Warranties and, where expressly so stated, the Tax Deed.

2. The Vendors shall not be liable for any Relevant Claim (for the purposes of this Schedule, "Relevant Claim" means any claim in respect of any breach of Warranty or under the Tax Deed and "Relevant Warranty Claim" means any claim relating to a breach of Warranty (but not under the Tax
      Deed) unless each of the Vendors shall have received from the Purchaser written notice containing reasonable details of the Relevant Claim, including, where practicable, the Purchaser's estimate at that time of its approximate amount (Provided that such estimate will not operate to prejudice or limit the amount of the Relevant Claim):-

2.1 in the case of a Relevant Claim in respect of any of the Warranties (other than the Warranties relating to Tax ("Tax Warranties")) on or before the date falling 24 months after the Completion Date;

2.2 in the case of a Relevant Claim pursuant to the Tax Warranties or the Tax Deed, on or before the date which is seven years after the Completion Date.

3. Any Relevant Warranty Claim (except for a Relevant Warranty Claim to which paragraph 11 of this Schedule applies) shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by both being issued and served within 6 months of notification to the Vendors pursuant to paragraph 2 of this Schedule, Provided that this period will not commence to run until after the End Date (as defined in Schedule 10) arises in relation to the Completion Accounts.

4.1 If the Purchaser becomes aware of any Relevant Warranty Claim, the Purchaser shall procure that notice of such Relevant Warranty Claim is given within 30 days to the Vendors, Provided that this period will not commence to run until after the End Date (as defined in Schedule 10) arises in relation to the Completion Accounts. As regards any such Relevant Warranty Claim, the Purchaser shall, to the extent that it is reasonably practicable to do so, not make any admission of liability, agreement or compromise with any person, body or authority without prior consultation with the Vendors and shall take (or, as appropriate, procure that the Company shall take) such action as the Vendors may reasonably request to avoid, dispute, resist, appeal, compromise or defend the subject matter of such Relevant Warranty Claim, but subject to the following provisions of this paragraph the Purchaser being indemnified to its reasonable satisfaction by the Vendors against all reasonable costs and expenses including the reasonable and proper costs of professional advisers incurred by the Purchaser or the Company consequently arising (such indemnity being referred to as the "Vendors' Indemnity"). The action which the Vendors may reasonably request under this paragraph 4 shall include (without limitation):

      4.1.1 the Purchaser allowing, or, as appropriate, co-operating to procure that the Company allows, the Vendors to take on or take over (at their own cost and expense and subject to the giving of the Vendors' Indemnity) the conduct of all proceedings and/or negotiations of whatsoever nature arising in connection with the Relevant Warranty Claim, matter or event in question; or, at the Vendors discretion,

      4.1.2 the Purchaser assigning or procuring the assignment to the Vendors (or as the Vendors may direct) of any rights of action which the Purchaser, the Company or any other member of the DMS Group may have against any third party in respect of the Relevant Warranty Claim, matter or event in question.

4.2 If the Vendors take on or take over the conduct of proceedings and/or negotiations:

      (a) the Purchaser shall, after the Vendors' Indemnity is given; provide (or, as appropriate, procure that the Company provides) such information and assistance as the Vendors may reasonably require in connection with the preparation for and conduct of such proceedings and/or negotiations;

      (b) the Vendors shall keep the Purchaser informed of proposed meetings with any relevant third party and advise the Purchaser of the outcome of such relevant meetings and discussions.

      If the Vendors fail to give the Vendors' Indemnity within 14 days of a written request the Purchaser will be released from its obligations under this paragraph 4.

4.3 The appointment by the Vendors of solicitors or other professional advisers in relation to the Relevant Warranty Claim shall be subject to the approval of the Purchaser (such approval not to be unreasonably withheld or delayed).

      4.3.1 Any communication, written or otherwise, relating to the Relevant Warranty Claim received by the Vendors shall be promptly copied (if in writing) or otherwise communicated to the Purchaser.

      4.3.2 The Vendors shall effect no settlement or compromise of the Relevant Warranty Claim or agree any matter in the conduct of the dispute without the approval of the Purchaser (such approval not to be unreasonably withheld or delayed) and in any event no action shall be required by the Purchaser or any Company in relation to the Relevant

                  Warranty Claim which is reasonably considered likely by the Purchaser to prejudice the goodwill or conduct of the business or the liabilities or prospects of the Company or the Purchaser.

      4.3.3 Without prejudice to the foregoing provisions of this clause, neither the Company nor the Purchaser shall be obliged to contest a Relevant Warranty Claim beyond the first appellate body in the jurisdiction concerned.

5. If any of the Vendors become aware of any Relevant Warranty Claim he will procure that notice of such Relevant Warranty Claim is given within 30 days to the Purchaser but any claim arising from a breach of this paragraph 5 shall itself be subject to all the limitations on Relevant Warranty Claims contained in this Schedule 7, Provided that this period will not commence to run until after the End Date (as defined in Schedule
      10) arises in relation to the Completion Accounts.

6. Subject to the provisions of paragraph 7 the Vendors shall have no liability in respect of any Relevant Claim unless such claim exceeds (pound)7,000 (each such claim being a "Disregarded Claim"). If a Relevant Claim exceeds (pound)7,000 the Purchaser will be entitled to make such claim immediately.

7. Except in the case of fraud, deceit or wilful concealment no liability shall attach to the Vendors in respect of Relevant Claims unless the aggregate amount of the liability of the Vendors to the Purchaser in respect of all Relevant Claims including for these purposes all or any Disregarded Claims shall:-

7.1 in relation to Relevant Claims for Tax exceed(pound)10,000 (ten thousand pounds); and

7.2 in relation to Relevant Claims for matters which do not relate to Tax exceed(pound)50,000 (fifty thousand pounds);

      in which case the Vendors will only be liable for the excess over (pound)10,000 or (pound)50,000 as the case may be.

8. Except in the case of fraud, deceit or wilful concealment the total aggregate liability of the Vendors in respect of all Relevant Claims shall not exceed (pound)7,000,000 and the liability of each Vendor shall in any event not exceed the amount of the Consideration received by him under this Agreement i.e. (pound)1,811,110 in the case of M A Winton, (pound)1,671,040 in the case of J D Price and (pound)3,517,850 in the case of J P Jennings.

9. The Vendors shall not be liable for any Relevant Claim in respect of any matter to the extent that:-

      (a) specific provision has been made for such matter in the Completion Accounts or prior to the finalisation of the Completion Accounts in the Audited Accounts;

      (b) such Relevant Claim arises or, such Relevant Claim otherwise having arisen, is increased as a result of any change made after Completion in any accounting or taxation policies or practice of the Company except to the extent requested to comply with any FRS or UITF Abstract as published on or before today's date;

      (c) the Working Capital (after taking account of the impact of the subject matter of the Relevant Claim) exceeds (pound)1,500,000 at Completion (one million five hundred thousand pounds) before deducting the Divisional Director Payments under clause 4.7 of this Agreement.

10. Where the Company or the Purchaser is entitled (whether by reason of insurance or payment discount or otherwise) to recover from some other person any sum in respect of Taxation or any other liability, loss or damage the subject of a Relevant Claim against the Vendors or for which a Relevant Claim could be made (and whether before or after the Vendors have made payment to the Purchaser or Company), the Purchaser shall, on becoming aware of the same:-

10.1 promptly notify the Vendors and provide such information as the Vendors may reasonably require relating to such liability or dispute; and

10.2 promptly notify the Vendors of the steps taken by the Purchaser or the Company in connection with it; and

10.3 if so required by the Vendors and at the Vendors' cost and expense and on the Vendors giving to the Purchaser a Vendors' Indemnity the Purchaser shall, and shall procure that the Company shall, take all reasonable steps (whether by way of a claim against its insurers or otherwise) including, but without limitation, such proceedings as the Vendors may reasonably require, to enforce such recovery and shall keep the Vendors informed of the progress of any action taken and any claim against the Vendors shall be limited (in addition to the limitations on the liability of the Vendors referred to in the Schedule) to the amount by which the loss or damage suffered by the Purchaser as a result of such breach shall exceed the amount so recovered net of all costs and expenses incurred in relation to such recovery and all Tax paid on such recovery.

11. If the Vendors pay to the Purchaser an amount in discharge of a Relevant Claim and the Purchaser or the Company subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party (including any Taxation authority) a sum which is referable to the Relevant Claim, the Purchaser shall (or, as appropriate, shall procure that the Company shall) forthwith repay to the Vendors:-


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

11.1 an amount equal to the sum recovered from the third party less all costs and expenses incurred by the Purchaser or the Company in recovering the same and all Tax paid on such recovery; or

11.2 if the net amount recovered under paragraph 11.1 above is greater than the amount paid by the Vendors to the Purchaser or the Company in respect of the such Relevant Claim, such lesser amount as shall have been so paid by the Vendors;

      so as to leave the Purchaser (taking into account the net amounts received from the third party and from the Vendors and those payable to the Vendors under this paragraph) in no better or worse position that they would have been in (subject always to the other provisions of this paragraph 11) had the Relevant Claim not arisen in the first place.

12. If any Relevant Claim shall arise by reason of some liability which at the time that the Relevant Claim is notified to the Vendors is contingent only, then without prejudice to their liability, the Vendors shall not be under any obligation to make any payment for it to the Purchaser until such time as contingent liability ceases to be so contingent.

13. To the extent that any Relevant Claim would not have arisen but for a voluntary act or omission performed or allowed to occur by the Purchaser or the Company after Completion otherwise than in the ordinary and proper course of business and in respect of which each of (a) and (b) below are satisfied; namely that in respect of such act or omission:-

      (a) it has not arisen pursuant to a legally binding obligation entered into prior to the Completion Date; and

      (b) it could reasonably have been avoided without material cost or liability on the part of the Purchaser or the Company.

14. The Vendors shall not be liable in respect of any Relevant Claim to the extent that such Relevant Claim is attributable to, or such Relevant Claim otherwise having arisen, is increased as a result of:-

14.1  any legislation not in force as at the Completion Date; or

14.2 any change of law or administrative practice (including but not limited to extra-statutory concessions of the Inland Revenue, but excluding any of the amendments referred to in the definition of Environmental Legislation) which takes effect retroactively; or

14.3  any increase in the rates of Taxation in force at the Completion Date; or

14.4 the Purchaser or the Company disclaiming any part of the benefit of capital allowances against Taxation claimed or proposed to be claimed on or before the Completion Date.

15. The Purchaser will not commence proceedings for a breach of the Warranties which is capable of remedy unless the Vendors are given written notice of such breach and such breach is not remedied within 30 days after the date on which such notice is served on the Vendors.

16. The Purchaser hereby agrees for itself and on behalf of the Company with the Vendors that in respect of any Relevant Claim where the Vendors may be liable to the Purchaser under the Warranties and which may also give rise to a liability under the Tax Deed the Vendors shall not be obliged to meet any such liability more than once by paying the same sum more than once in respect of the same liability and any recovery by the Purchaser in respect of any such Relevant Claim under the Warranties shall be deemed to be a recovery by all the relevant parties under the Tax Deed and any recovery by any party under the Tax Deed shall be deemed to be a recovery by the Purchaser under this Agreement for breach of the Warranties (as the case may be) and a recovery by the Purchaser or the Company shall be deemed to be a recovery by each of them.

17. If any liability is specifically provided for in the Completion Accounts no Relevant Claim can be made in respect of it either under the Warranties or the Tax Deed or both or vice versa.

18. On the basis of the information received pursuant to the Disclosure Letter and the Disclosure Bundle, the Purchaser confirms that none of its executives dealing with this Agreement on a day to day basis has actual knowledge of any material claim under the Warranties or the Tax Deed.

                                   SCHEDULE 8

                                   INDEMNITIES


1. The Vendors agree at the election of the Purchaser to indemnify and keep indemnified and hold harmless on an after-Tax basis the Purchaser and the Company on demand from and against and to reimburse on a full indemnity basis all claims, demands, liabilities, losses and damages whatsoever (including all legal and other costs, charges and expenses properly incurred together with any applicable Value Added Tax or similar tax) raised against or incurred by the Purchaser or the Company arising from or in connection with:-

1.1 any Tax in respect of the Re-organisation or any part of the Re-organisation;

1.2 the Divisional Director Payments not being fully deductible for the purposes of Tax and the impact that such treatment would have had on the Completion Accounts.

2.1 If the Company or the Purchaser make a Claim (the "Claim") under paragraph 1 above the Purchaser shall or shall procure that the Company shall promptly give written notice of the Claim to all the Vendors provided that such notice shall not be a condition precedent to the liability of the Vendors.

2.2   Subject to:-

      2.2.1 the Vendors first having secured and agreed to indemnify the Purchaser and the Company to the Purchaser's reasonable satisfaction against all losses (including additional Taxation) costs, (including the reasonable cost to the Purchaser or the Company of executives assisting the Vendors) damages and expenses which are likely to be incurred in connection with, the Claim;

      2.2.2       the following provisions of this clause

      the Purchaser shall and shall procure that the Company shall take any such action as the Vendors may reasonably request to avoid, dispute, resist, appeal, compromise or defend the Claim.

2.3 The appointment by the Vendors of solicitors or other professional advisers in relation to the Claim shall be subject to the approval of the Purchaser (such approval not to be unreasonably withheld or delayed).

2.4 Any communication, written or otherwise, relating to the Claim received by the Vendors shall be promptly copied (if in writing) or otherwise communicated to the Purchaser.


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

2.5 The Vendors shall effect no settlement or compromise of the Claim or agree any matter in the conduct of the dispute without the approval of the Purchaser (such approval not to be unreasonably withheld or delayed) and in any event no action shall be required by the Purchaser or the Company in relation to the Claim which is reasonably considered likely by the Purchaser to prejudice the conduct of the business or the future liability in respect of Taxation of the Company or the Purchaser.

2.6 Without prejudice to the foregoing provisions of this clause, neither the Company nor the Purchaser shall be obliged to contest a Claim beyond the first appellate body (including Special or General Commissioners, or a VAT tribunal or equivalent body) in the jurisdiction concerned.

2.7 If, in the reasonable opinion of the Purchaser having taken proper legal advice:-

      2.7.1 the Vendors or the Company have committed any acts or omissions which did constitute fraud or wilful default; or

      2.7.2 there is any unreasonable delay on the part of the Vendors in complying with clause 2.2.1; or

      2.7.3 the resistance of a Claim is at any time not being properly and effectively conducted the Purchaser (provided in the case of a matter within sub-clause 2.7.2 or 2.7.3 that the Vendors have been given notice in writing of the matter and have not within 15 Business Days of such notice rectified the position to the reasonable satisfaction of the Purchaser) may or may procure that the Company shall without further reference to the Vendors admit, compromise, settle, discharge or otherwise deal with any outstanding or future Claims.

                                   SCHEDULE 9

                 ITEMS FOR DELIVERY BY THE VENDORS AT COMPLETION


The Vendors will deliver to the Purchaser the following:-

1. transfers of the Shares duly executed by the registered holders in favour of the Purchaser (or as it in writing directs) accompanied by the respective share certificates;

2. such waivers, consents or other documents as may be required to give a good title to the Shares and to enable the Purchaser or its nominees to become the registered holders;

3.    certificates in respect of all issued shares of the Dormant Subsidiary;

4. the certificates of incorporation, statutory books (including minute books), common seal of the Company and the Dormant Subsidiary complete and (where appropriate) written up to date;

5. except as set out in the Disclosure Letter the title deeds to the Properties and all ancillary documents;

6. the resignation in the Agreed Form of Mr L Green as Director of the Company including a written acknowledgement from him that he has no claim whatsoever against the Company whether in respect of compensation for loss of office, damages, pensions, loans or otherwise and without the right to claim any payment under the Employment Rights Act 1996;

7. a written acknowledgement to the Company in the Agreed Form from each of the existing Directors of the Company and of the Dormant Subsidiary who is to continue as a Director after the date of Completion that he has no claim whatsoever against the Company or the Dormant Subsidiary except for unpaid remuneration, expenses holiday pay and accrued rights to be a member of any relevant pension scheme and of which he is a member at today's date;

8.    the Tax Deed duly executed by the Vendors;

9. certificates from the Company's bankers certifying the current and deposit account balances of the Company at the close of business on Friday 3rd April 1998;

10. written confirmation in the Agreed Form from the Vendors that there are no subsisting guarantees given by the Company in their favour and that the Vendors will not be indebted to the Company or vice versa except for unpaid remuneration, expenses, holiday pay and accrued rights to be a member of any relevant pension scheme and of which he is a member at today's date;

11. appropriate certified minutes of each of the Company and the Dormant Subsidiary;

12.   certificates of any registered trademarks;

13.   the Disclosure Letter and the Disclosure Bundle;

                                   SCHEDULE 10

                               COMPLETION ACCOUNTS


1.1 Immediately after Completion the Parties shall instruct the Company to prepare the Completion Accounts and to submit the Completion Accounts in draft (such documents being referred to as the "Draft Completion Accounts") to the Parties within 60 days of Completion (the date of submission being the "Preparation Date").

1.2 The Company shall be instructed to prepare the Draft Completion Accounts on the following bases:-

      1.2.1 subject to paragraph 1.2.2 below on a basis identical to that adopted in preparation of the Audited Accounts;

      1.2.2 so as to comply with the relevant requirements of the Companies Acts and in accordance with all Current SSAPs FRSs, and generally accepted accounting principles.

1.3 As soon as reasonably practicable after the Preparation Date but no later than 15 Business Days after the Preparation Date the Vendors (or their representatives) and the Purchaser (or its representatives) shall meet with a view to agreeing the final form of the Completion Accounts;

      if agreed the Purchaser and the Vendors (or their authorised representatives) shall sign the form so agreed (such signed Completion Accounts being the "Agreed Figures" and the "Completion Accounts"). If the Vendors and Purchaser are unable to agree the Agreed Figures within 20 Business Days of the Preparation Date then (unless otherwise agreed in writing by all the Vendors and the Purchaser) the relevant provisions of paragraphs 1.4 to 1.10 of this Schedule 10 (inclusive) shall be implemented

1.4 The Parties shall use all reasonable endeavours to procure that the Vendors' Accountants and Purchaser's Accountants shall have access to all the books and records of the Company and all other information necessary for the purposes of enabling the Draft Completion Accounts to be finalised.

1.5 Within 28 Business Days of the Preparation Date (the date of delivery being the "Delivery Date") the Draft Completion Accounts shall be delivered by the Company to the Vendors' Accountants

      1.5.1       The Vendors' Accountants shall then prepare:-

                  (a) a draft statement of adjustments proposed by them to the draft Completion Accounts (the "Statement of Adjustments");

                  (b) an Opinion (the "Opinion") confirming that the Draft Completion Accounts have been prepared in accordance with paragraph 1.2 above and confirming the amount of the Working Capital shown in the Draft Completion Accounts (the "Working Capital Opinion").

      1.5.2       The Vendors shall procure that:-

                  (a)   the draft Statement of Adjustments and

                  (b)   the Opinion and Working Capital Opinion

                  shall be delivered by the Vendors' Accountants to the Purchaser's Accountants for their review (which shall include, without limitation, discussions with the Vendor's Accountants and review of their working papers) within 15 Business Days of the Delivery Date. If this is not undertaken within such period then the provisions of paragraph 1.7 will apply.

      1.5.3 The Purchaser shall procure that the Purchaser's Accountants shall communicate their decision as to whether or not they accept the Completion Accounts subject to any Statement of Adjustments, the Opinion and Working Capital Opinion to the Vendors and the Purchaser within a period of 15 Business Days of the delivery of those documents to the Purchaser's Accountants (the "Acceptance Period").

1.6 If the Purchaser's Accountants shall not accept the Draft Completion Accounts subject to any Statement of Adjustments, the Opinion and the Working Capital Opinion within the Acceptance Period the Vendors and the Purchaser shall use their best endeavours to procure that the Vendors' Accountants and the Purchaser's Accountants shall meet together promptly and in any case within a period of 7 Business Days of the end of the Acceptance Period to resolve any dispute that has arisen between them with regard to the Completion Accounts subject to any Statements of Adjustments, the Opinion and the Working Capital Opinion. In such circumstances the Purchaser shall procure that the Purchaser's Accountants shall make available their working papers for review by the Vendors' Accountants.

1.7 If any dispute relating to the Draft Completion Accounts subject to any Statement of Adjustments, or the Opinion or the Working Capital Opinion is not resolved within a period of 7 Business Days of the end of the Acceptance Period then (unless all the

      Vendors and Purchaser otherwise agree in writing) the dispute shall be referred (at the instance of either the Vendors or the Purchaser) to an independent expert accountant chosen by the President for the time being of the Institute of Chartered Accountants in England and Wales or his nominee (the "Referee").

1.8 The Referee shall act as an expert and not as an arbitrator and his decision (in the absence of manifest error) shall be final and binding upon the Vendors and the Purchaser and his costs and expenses shall be borne as to 50% (fifty per cent.) by the Vendors and 50% (fifty per cent.) by the Purchaser (unless he shall otherwise direct).

1.9   If there shall be no Agreed Figures then upon:-

      1.9.1 the acceptance by the Purchaser's Accountants of the draft Completion Accounts subject to any Statement of Adjustments, the Opinion and the Working Capital Opinion; or

      1.9.2 the resolution of any dispute arising between the Vendors' Accountants and the Purchaser's Accountants in respect of the draft Completion Accounts (subject to any Statement of Adjustments), the Opinion and the Working Capital Opinion; or

      1.9.3       the decision of the Referee

      the Vendors and the Purchaser shall as soon as reasonably practicable sign the Draft Completion Accounts, in the form so accepted, resolved or decided upon by the Referee and following such signature (or in the case of default a Court holding that such signature is not required) the Draft Completion Accounts as signed will in addition to the Agreed Figures be the "Completion Accounts" which shall in the absence of manifest error be final and binding on the Vendors and the Purchaser.

1.10  The Vendors and Purchaser shall give effect to the provisions of clause
      4.8 of the Agreement immediately upon:-

      (a)   agreement by them of the Agreed Figures; or

      (b) the date on which the Completion Accounts become binding for the purposes of paragraph 1.9 above;

      such date being for the purposes of this Agreement the "End Date".

                                   SCHEDULE 11

                            ADDITIONAL CONSIDERATION


The Additional Consideration shall be a maximum amount of (pound)900,000 (Nine hundred thousand pounds) for the Second Tranche and (pound)900,000 (Nine hundred thousand pounds) for the Third Tranche computed on the basis detailed below:-

Second Tranche:-

The sum of (pound)900,000 (Nine hundred thousand pounds) will be payable if the Delta Turnover for the period from 1 April 1998 to 31 December 1998 (inclusive) is (pound)15,000,000 or greater. If the Delta Turnover is less than (pound)15,000,000 the Second Tranche will not be payable.

Third Tranche:-

(1) The sum of (pound)900,000 (Nine hundred thousand pounds) will be payable if the following criteria are achieved:-

      Turnover of Delta in the period from 1 January 1999 to 31 December 1999 is (pound)50,000,000 (Fifty million pounds) or greater and the Profit in relation to such Turnover is 12% or greater; or

(2) The sum of (pound)450,000 (Four hundred and fifty thousand pounds) will be payable if the criteria in paragraph (1) above are not satisfied but the following criteria are achieved, either:-

      (A) Turnover in the period from 1 January 1999 to 31 December 1999 is no less than (pound)45,000,000 (Forty five million pounds) and the Profit in relation to such Turnover is 12% or greater;

      or

      (B) Turnover in the period from 1 January 1999 to 31 December 1999 is no less than (pound)50,000,000 (Fifty million pounds) and the Profit in relation to such Turnover is 11% or greater.

(3) The sum of (pound)225,000 (Two hundred and twenty five thousand pounds) will be payable if the criteria in paragraph (2) above are not satisfied but the following criteria are achieved:-

      Turnover in the period from 1 January 1999 to 31 December 1999 is no less than (pound)45,000,000 (forty-five million pounds) and the Profit in relation to such Turnover is 11% or greater.

      Where:-

      "Delta Turnover" means the turnover of the Company (or, should there be a reorganisation whereby the business of the Company is transferred to another entity, the turnover from the customer lists of the Company) exclusive of VAT and bad debts and doubtful debts, shown in the relevant accounts for the period starting on 1 April 1998 and ending 31 December 1998 as derived from management accounts (the "December 1998 Management Accounts") prepared on the same basis as the Management Accounts.

      "Profit" means in respect of the period from 1 January 1999 to 31 December 1999 the profit before tax relating to courier operations (but excluding research distribution or other activities) inclusive of depreciation but excluding interest relating to indebtedness incurred in respect of acquisitions as derived from the audited accounts of Delta for the relevant period ("Relevant Accounts")

      "Turnover" means the turnover of Delta in the period 1 January 1999 to 31 December 1999 as shown in the Relevant Accounts.

1.    Second Tranche

      Payment of the Second Tranche to be within 30 days of 31 December 1998. In the event of a dispute as to the Delta Turnover included in the 1998 Management Accounts the dispute resolution mechanism in paragraphs 2.1 to
      2.14 of this Schedule 11 shall apply to the extent appropriate mutatis mutandis as if the subject matter for resolution related solely to the Delta Turnover in the Management Accounts provided that the date by which the December 1998 Management Accounts are to be prepared shall be no later than 30 January 1999.

2.    Third Tranche

2.1 The Purchaser shall use its best endeavours to procure that a draft of the Relevant Accounts are prepared by the Company within 90 days of 31 December 1999 (the date of preparation being the "Preparation Date")

3. The Purchaser will deliver to the Vendors a draft of the Relevant Accounts and the Purchaser and the Vendors will negotiate together in good faith for a period of 14 days (the "Finalisation Period") to finalise the amount of the Third Tranche.

4. If the amount of the Third Tranche is not agreed at the end of the Finalisation Period the Purchaser shall procure that the draft Relevant Accounts are delivered to the Purchasers' Accountants and that the Profit as disclosed by the draft Relevant Accounts shall be reported upon by the Purchaser's Accountants and that they shall prepare a draft report as to the amount of the Profit, and the amount of the Third Tranche (the "Draft Report") within 30 days of the delivery to them of the draft Relevant Accounts.

5.    The Purchaser shall procure that:-

      (a)   the draft Relevant Accounts; and

      (b)   the Draft Report

      shall be delivered by the Purchaser's Accountants to the Vendors' Accountants for their review which shall include, without limitation, discussions with the Purchaser's Accountants and a review of their working papers.

6. The Vendors shall procure that the Vendors' Accountants shall communicate their decision as to whether or not they accept the draft Relevant Accounts and the Draft Report to the Vendors and the Purchaser within a period of 21 days of the delivery of those documents to the Vendors' Accountants (the "Acceptance Period")

7. If the Vendors' Accountants shall not accept the draft Relevant Accounts and the Draft Report within the Acceptance Period the Vendors and the Purchaser shall use their best endeavours to procure that the Vendors' Accountants and the Purchaser's Accountants shall meet together promptly and in any case within a period of 7 Business Days of the end of the Acceptance Period to resolve any dispute that has arisen between them with regard to the draft Relevant Accounts and the Draft Report

8. If any dispute relating to the draft Relevant Accounts or the Draft Report is not resolved within a period of 7 Business Days of the end of the Acceptance Period then (unless all the Vendors and the Purchaser otherwise agree in writing) the dispute shall be referred (at the instance of either the Vendors or the Purchaser) to an independent expert accountant chosen by the President for the time being of the Institute of Chartered Accountants in England and Wales or his nominee (the "Referee")

9. The Referee shall act as an expert and not as an arbitrator and his decision (in the absence of manifest error) shall be final and binding upon the Vendors and the Purchaser and his costs and expenses shall be borne as to 50% (fifty per cent.) by the Vendors and 50% (fifty per cent.) by the Purchaser unless he shall otherwise direct

10.   Upon:-

10.1 the acceptance by the Vendors' Accountants of the draft Relevant Accounts and the Draft Report; or

10.2 the resolution of any dispute arising between the Vendors' Accountants and the Purchaser's Accountants in respect of the draft Relevant Accounts and the Draft Report; or

10.3  the decision of the Referee
      the Vendors and the Purchaser shall use their best endeavours to procure that the Purchaser's Accountants issue forthwith the Relevant Accounts and the Report signed by the Purchaser's Accountants in the form so approved, resolved or decided upon which shall in the absence of manifest error be final and binding on the Vendors and the Purchaser. If the Purchaser's Accountants fail to comply with the foregoing then the decision of the Referee (the "Referee's Decision") will be deemed to be binding upon the Purchaser and the Vendors.

11. The Third Tranche (if any) due to the Vendors based on the Relevant Accounts shall be payable on and shall be paid on the day which is 5 Business Days after the Relevant Accounts and the Report (failing which the Referee's Decision) have been issued in accordance with paragraph 10 above.

12. If the Relevant Accounts and Report have not been issued in accordance with paragraph 10 above within 6 months of the Preparation Date the Purchaser will pay the full amount of any bona fide claim for the Third Tranche by the Vendors into an escrow account in the joint names of the Vendors' Solicitors and the Purchaser's Solicitors pending the resolution of the amount of the Claim.

13. In order to ensure that the Vendors are enabled, so far as is reasonable, to achieve the maximum amount of consideration in respect of the Second Tranche and Third Tranche as shall be consistent with the short and medium term business interests of the Company and the preservation of the Purchaser's interest in the goodwill and business of the Company, the Purchaser shall not take any steps that would have the effect of artificially or unfairly diminishing the Profit.

14. Any cost of the Company incurred in the preparation of the Relevant Accounts for the purposes of this Schedule shall not be deducted from the Profit for the purposes of calculating whether the Third Tranche is payable.

                                   SCHEDULE 12

                               THE RE-ORGANISATION


1.    On 24 March 1998, the Shareholders passed:-

      (a) Resolutions re-designating and converting all the A Shares held at that date in the names of J D Price (Share Numbers 390,872 to 445,436) and M A Winton (Share Numbers 445,437 to 500,000) into B Shares on a one-for-one basis to rank pari passu in all respects with the existing B Shares; and

      (b) Special Resolutions (inter alia) increasing the authorised share capital of the Company from (pound)77,777 to (pound)85,514.98 by the creation of 773,798 "C" Ordinary Shares of (pound)0.01 each ("C Shares").

2. On 6 April 1998, such C Shares were allotted to M A Winton (402,460 C Shares) and J D Price (371,338 C Shares), those individuals electing to receive those shares fully paid in lieu of a dividend declared by the Company on 24 March 1998.

                                   EXECUTION


EXECUTED AND DELIVERED              )
AS A DEED by                        )
JOHN PATRICK JENNINGS               )  ----------------------------------------
in the presence of:-                )


Signature   --------------------------------------


Name        --------------------------------------


Address     --------------------------------------


Occupation  --------------------------------------






EXECUTED AND DELIVERED              )
AS A DEED by                        )
MARK ADAM WINTON                    )  ----------------------------------------
in the presence of:-                )


Signature   --------------------------------------


Name        --------------------------------------


Address     --------------------------------------


Occupation  --------------------------------------

EXECUTED AND DELIVERED              )
AS A DEED by                        )
JOHN DAVID PRICE                    )  ----------------------------------------
in the presence of:-                )


Signature   --------------------------------------


Name        --------------------------------------


Address     --------------------------------------


Occupation  --------------------------------------






SIGNED by                           )
                                    )  ----------------------------------------
for and on behalf of                )
DISPATCH MANAGEMENT                 )
SERVICES CORP.                      )
in the presence of:-


Signature   --------------------------------------


Name        --------------------------------------


Address     --------------------------------------


Occupation  --------------------------------------